SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

2012 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of International Game Technology
will be held at

Veranda A Meeting Room
Red Rock Casino Resort Spa
11011 West Charleston Boulevard
Las Vegas, Nevada 89135

on Monday, March 5, 2012, at 7:30 a.m. P.S.T.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help International Game Technology reduce the cost of postage and proxy tabulations.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 5, 2012

January 23, 2012

Dear Stockholder:

International Game Technology hereby invites you, as a stockholder, to attend our annual meeting of stockholders either in person or by proxy. The meeting will be held in the Veranda A Meeting Room at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada 89135, on Monday, March 5, 2012, at 7:30 a.m. P.S.T., for the purpose of considering and acting upon the following matters:

1.	Electing the eight directors named in this proxy statement for the ensuing year;

2.	Holding an advisory vote on executive compensation;

3.	Ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012; and

4.	Transacting any other business that may properly come before the meeting.

Any action on the items described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting is properly adjourned or postponed.

Only stockholders of record as of the close of business on January 9, 2012 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Stockholders present at the annual meeting or who have submitted a valid proxy over the Internet, by telephone or by mail will be deemed to be present in person to vote at the annual meeting.

If you hold your shares in street name, brokers will not have discretion to vote your shares on the election of directors or the proposal regarding the advisory vote on executive compensation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the proposal regarding the advisory vote on executive compensation at the annual meeting. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard on these matters.

By Order of the Board of Directors,

Robert C. Melendres
Corporate Secretary

-i-

INTERNATIONAL GAME TECHNOLOGY
6355 South Buffalo Drive, Las Vegas, Nevada 89113
(702) 669-7777

_______________

PROXY STATEMENT
_______________

The board of directors of International Game Technology (“IGT” or the “Company”) is soliciting your proxy for the 2012 annual meeting of stockholders to be held at 7:30 a.m. P.S.T. on March 5, 2012 in the Veranda A Meeting Room, Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada 89135, and at any and all adjournments or postponements of the annual meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being made available to our stockholders on or about January 23, 2012 on the Internet, electronically by email for stockholders who have previously consented to electronic delivery or who have requested to receive this proxy statement by email or, upon request, in printed form by mail.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MARCH 5, 2012

Stockholders may view this proxy statement and our 2011 Annual Report to Stockholders over the Internet by accessing the “Investor Relations” page on our website at http://www.IGT.com/InvestorRelations. Information on our website, including information in other documents referred to in this proxy statement, does not constitute part of this proxy statement.

Our fiscal year is reported on a 52/53-week period that ends on the Saturday nearest to September 30. For simplicity, this proxy statement presents all fiscal years using the calendar month end as outlined in the table below.

Fiscal Year		End		Weeks
	Actual		Presented as
2012	September 29, 2012		September 30, 2012	52
2011	October 1, 2011		September 30, 2011	52
2010	October 2, 2010		September 30, 2010	52
2009	October 3, 2009		September 30, 2009	53

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

	A:	In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this proxy statement and IGT’s 2011 Annual Report to Stockholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our stockholders. Based on this practice, most of our stockholders have already received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing our proxy materials on a website referred to in the Notice or to request to receive printed copies of the proxy materials by mail or electronically by email.

If you would like to receive a paper or email copy of our proxy materials for our 2012 annual meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the separate Notice. Instead, we sent you a full set of our proxy materials, which includes instructions for voting. We believe the delivery options that we have chosen this year will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	Why am I being provided with access to or receiving these proxy materials?

	A:	You are being provided with access to or receiving these proxy materials because you owned shares of IGT common stock as of the close of business on January 9, 2012, our record date. This proxy statement describes in detail issues on which we would like you, our stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Q:	What am I being asked to vote on?

	A:	(1)	The election of the eight directors named in this proxy statement to serve on our board of directors;

		(2)	To hold an advisory vote on executive compensation; and

		(3)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2012.

Q:	How does the board recommend I vote on these proposals?

	A:	Our board of directors recommends that you vote your shares FOR each of the nominees for director named in this proxy statement, FOR the proposal relating to the Company’s executive compensation, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q:	Who is entitled to vote?

	A:	The record date for the annual meeting is January 9, 2012. Stockholders of record as of the close of business on that date are entitled to vote at the annual meeting. Both “stockholders of record” and “street name holders” are entitled to vote or direct the voting of their IGT common stock. You are a “stockholder of record” if you hold IGT common stock that is registered in your name at our transfer agent, Wells Fargo Shareowner Services. You are a “street name holder” if you hold IGT common stock indirectly through a nominee, such as a broker, bank or similar organization.

Q:	If I am a stockholder of record, how do I vote?

	A:	You may vote via the Internet. You can vote by proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card if you have received a printed set of the proxy materials.

You may vote by telephone. You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

You may vote in person at the meeting. All stockholders of record may vote in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q:	If my shares are held by a broker, bank or other nominee, how do I vote?

	A:	If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote. In addition, if you are a street name holder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee in order to vote at the meeting.

Q:	Can I revoke my proxy later?

	A:	Yes. You have the right to revoke your proxy at any time before the annual meeting. If you are a stockholder of record, you may do so by:

		(1)	voting electronically via the Internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on the day before the annual meeting,

		(2)	delivering a signed revocation or a subsequently dated, signed proxy card to the Corporate Secretary of IGT before the annual meeting, or

		(3)	attending the annual meeting and voting in person at the meeting (your mere presence at the annual meeting will not, by itself, revoke your proxy).

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares can vote?

	A:	As of the close of business on the record date of January 9, 2012, approximately 298,020,517 shares of common stock were issued and outstanding. We have no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:	How is a quorum determined?

	A:	Our Bylaws provide that a majority of the stockholders entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of the stockholders. Abstentions will be counted as present for quorum purposes.

Q:	What is required to approve each proposal?

	A:	Once a quorum has been established, directors are elected by a plurality of the votes cast at the election. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting.

Our Corporate Governance Guidelines set forth our procedures if a director nominee is elected according to the above standard, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to our board of directors with respect to any such resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of the policy are set out in our

Corporate Governance Guidelines, which are publicly available on our website at http://www.IGT.com/InvestorRelations and are available in print, free of charge, to any stockholder who requests it.

The proposal regarding the advisory vote on executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding on the board of directors or the Company. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Q:	What happens if I abstain?

	A:	We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, the shares represented by these proxies will not be treated as affirmative or opposing votes.

Q:	How will my shares be voted if I do not give specific voting instructions?

	A:	If you are a stockholder of record and you:

  Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or
  Sign and send in your proxy card and do not indicate how you want to vote,

then the proxyholders, Patti S. Hart and Robert C. Melendres, will vote your shares in the manner recommended by our board of directors as follows: FOR each of the director nominees named in this proxy statement, FOR the proposal relating to the Company’s executive compensation, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If you are a street name holder and do not submit specific voting instructions to your broker, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the proposal and will not be treated as affirmative or opposing votes. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker. However, brokers no longer have the discretion to vote your shares on the election of directors or the proposal regarding the advisory vote on executive compensation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the proposal regarding the advisory vote on executive compensation.

Q:	How will voting on any other business be conducted?

	A:	Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business properly comes before the annual meeting, your proxy or voting instruction gives authority to the proxyholders, Patti S. Hart and Robert C. Melendres, to vote on those matters in their discretion.

Q:	What if a quorum is not present at the meeting?

	A:	If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the proxyholders will vote all shares for which they have authority in favor of the adjournment. We may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the annual meeting.

Q:	How much stock do IGT’s directors and executive officers own?

	A:	As of January 9, 2012, our current directors and executive officers collectively beneficially owned 1,674,405 shares of our common stock, constituting approximately 0.56% of the outstanding shares. It is expected that these persons will vote the shares held by them for each of the director nominees named in this proxy statement, for the proposal relating to the Company’s executive compensation, and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q:	Who will bear the costs of this solicitation?

	A:	We will pay the cost of this solicitation of proxies by mail. Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation. We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses. We have engaged the services of D.F. King & Co. to provide solicitation services in connection with our annual meeting and have authorized them to contact and to provide information to our stockholders with respect to matters to be considered at the annual meeting. We have agreed to pay D.F. King & Co. $2,500 for its services, and to reimburse it for all brokers’ bills, reasonable expenses, costs and disbursements incurred in connection with the services provided.

PROPOSAL 1 – ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2012 annual meeting. The board of directors proposes re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified. The persons named as proxyholders intend, if authorized, to vote the proxies FOR the election as directors of each of the eight nominees named below. If any nominee declines or is unable to serve as a director, which we do not anticipate, the proxyholders reserve full discretion to vote for any other person who may be nominated or for the balance of the nominees, leaving a vacancy, unless our board of directors chooses to reduce the number of directors serving on the board of directors. Each of the director nominees listed below has consented to be named in this proxy statement and to serve if elected.

Nominees for Election of Directors

The following table sets forth the name, age and position with the Company, and year appointed to the board, of the director nominees. Following the table are descriptions of the business experience of each nominee for at least the past five years.

Name	Age	Position with the Company	Director Since
Paget L. Alves	57	Director	2010
Janice Chaffin	57	Director	2010
Greg Creed	54	Director	2010
Patti S. Hart	55	Director (Chief Executive Officer)	2006
Robert J. Miller	66	Director	2000
David E. Roberson	57	Director	2008
Vincent L. Sadusky	46	Director	2010
Philip G. Satre	62	Director (Chairman of the board of directors)	2009

Paget L. Alves has served on our board of directors since January 2010 and is the Chair of the Compensation Committee and a member of the Capital Deployment Committee. Mr. Alves was appointed Chief Sales Officer of Sprint Nextel Corporation (“Sprint”), a wireless and wireline communications services provider, in January 2012, after serving as President of the Business Markets Group (BMG) since 2009. Prior to that, he held various management positions at Sprint, including President, Sales and Distribution from 2008 to 2009; President, South Region from 2006 to 2008; Senior Vice President, Enterprise Markets from 2005 to 2006; and President, Strategic Markets from 2003 to 2005. Between 2000 and 2003, Mr. Alves served as President and Chief Executive Officer of PointOne Telecommunications, Inc., and President and Chief Operating Officer of Centennial Communications. From 1996 to 2000, Mr. Alves held various management positions at Sprint. Mr. Alves holds a BS in Industrial and Labor Relations and a JD from Cornell University. Mr. Alves’ former board affiliations include GTECH Corporation (2005-2006) and Herman Miller, Inc. (2008-2010). Our board of directors believes that Mr. Alves’ extensive management experience in technology companies and corporate governance experience through service on other boards is very valuable to the board of directors.

Janice Chaffin has served on our board of directors since September 2010 and is a member of the Audit Committee. Ms. Chaffin has been Group President, Consumer Business Unit for Symantec Corporation, a provider of security, storage and systems management solutions, since 2007. Prior to her current position, she held various management positions at Symantec Corporation, including Executive Vice President and Chief Marketing Officer from 2006 to 2007; and Senior Vice President and Chief Marketing Officer from 2003 to 2006. From 1981 to 2003, Ms. Chaffin held various management positions at Hewlett-Packard Company. Ms. Chaffin graduated summa cum laude from the University of California, San Diego, and earned an MBA from the University of California, Los Angeles. Ms. Chaffin currently serves on the board of visitors at UCLA Anderson School of Management, the board of trustees of the Montalvo Arts Center, and is a member of the advisory council of Illuminate Ventures. Ms. Chaffin formerly served on the board of directors of Informatica Corporation (2001-2008). Our board of directors believes that Ms. Chaffin’s experience as an accomplished business leader and her global experience will be valuable to the board of directors in assisting with strategy setting of the Company.

Greg Creed has served on our board of directors since September 2010 and is a member of the Compensation and Nominating and Corporate Governance Committees. Mr. Creed was appointed Chief Executive Officer of Taco Bell© Corp., a subsidiary of Yum! Brands, Inc., a restaurant company, in February 2011, after serving as President and Chief Concept Officer from 2006 to 2011. Prior to that, he held various management positions within the organization, including Chief Operating Officer, Yum! Brands, Inc., from 2005 to 2006; Chief Marketing Officer, Taco Bell© Corp., from 2001 to 2005; and Chief Marketing Officer, YUM Restaurants International, from 1994 to 2001. From 1978 to 1994, Mr. Creed held various management positions at Unilever. Mr. Creed holds a Bachelor’s Degree in Business with a Major in Marketing from the Queensland University of Technology. Mr. Creed currently serves on the board of directors of Taco Bell Foundation and Fight 2 Win Foundation and on the board of visitors at UCLA Anderson School of Management. Our board of directors believes that Mr. Creed’s expertise in branding and marketing will be valuable to the board of directors as the Company moves to a market-led model.

Patti S. Hart was appointed as Chief Executive Officer in April 2009 and has served on our board of directors since June 2006. Ms. Hart also served as President from April 2009 until July 2011. Prior to joining IGT, she was the Chairman and Chief Executive Officer of Pinnacle Systems, Inc. from 2004 to 2005, and of Excite@Home, Inc. from 2001 to 2002. From 1999 to 2001, she was Chairman and Chief Executive Officer of Telocity, Inc. From 1986 to 1999, she held various executive positions at Sprint Corporation, including President and Chief Operating Officer, Long Distance Division. Ms. Hart holds a bachelor’s degree in Marketing and Economics from Illinois State University. Ms. Hart currently serves on the board of directors of Yahoo! Inc., American Gaming Association and Duke University’s Public Policy School Board of Visitors. Our board of directors believes that Ms. Hart’s significant experience as a chief executive officer at other technology companies, coupled with her global expertise from service on other public company boards, are invaluable to the board of directors in setting direction and strategy for the Company.

Former board affiliations include:

  Korn/Ferry International, Inc. (2000-2009)
  LIN TV Corp. (2006-2009)
  Spansion Inc. (2005-2008)
  EarthLink, Inc. (1998-1999)
  Excite@Home, Inc. (2001-2002)
  Mariner Networks (2000-2002)
  Pinnacle Systems, Inc. (2004-2005)
  Plantronics, Inc. (2000-2005)
  Telocity, Inc. (1999-2001)
  Vantive Corporation (1998-2000)
  Pharmaceutical Product Development (1994-1997)

Robert J. Miller has served on our board of directors since January 2000 and is the Chair of the Compliance Committee and a member of the Compensation Committee. Since June 2010, Mr. Miller has served as a principal of Robert J. Miller Consulting, a political consulting firm. Mr. Miller has also served as a Senior Advisor of Dutko Worldwide, a multi disciplinary government affairs and strategy management firm, since June 2010, and he was a principal from July 2005 to June 2010. Mr. Miller was a partner at the Jones Vargas law firm from 1999 to 2005. Mr. Miller holds a JD from Loyola Law School, Los Angeles. Mr. Miller currently serves on the board of directors of Wynn Resorts, Ltd. and on the advisory board of the National Center for Missing and Exploited Children. Our board of directors believes that Mr. Miller, who has significant experience in the gaming industry, including 10 years of service on the board of directors, and significant experience in governmental affairs, having served multiple terms as the Governor of Nevada, brings a unique and valuable perspective to the board of directors.

Positions held previously include:

  Governor of the State of Nevada
  Lieutenant Governor of the State of Nevada
  Clark County District Attorney
  Las Vegas Township Justice of the Peace
  First legal advisor for the Las Vegas Metropolitan Police Department
  Clark County Deputy District Attorney
  Uniformed Commissioned Officer for the Clark County Sheriff’s Department and the Los Angeles County Sheriff’s Department

Former board affiliations include:

  Newmont Mining Corporation (1999-2010)
  Zenith National Insurance Corporation (1999-2010)

David E. Roberson has served on our board of directors since December 2008 and is the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Roberson worked at Hewlett-Packard Company, a technology company, from 2007 until 2011 where he was a Senior Vice President in the Enterprise Server Storage & Networking Division. Between 1981 and 2007, Mr. Roberson held various management positions with Hitachi Data Systems Corporation, including President and Chief Executive Officer from 2006 to 2007, President and Chief Operating Officer from 2002 to 2006 and Chief Operating Officer from 2000 to 2002. Mr. Roberson holds a BA (Social Ecology) from the University of California at Irvine and a JD from Golden Gate University. Mr. Roberson currently serves on the board of directors of Quantum Corporation, TransLattice, Inc. and RagingWire Enterprise Solutions, Inc. and formerly served on the board of directors of IDT Corporation (2004-2005) and Spansion Inc. (2005-2008). Our board of directors believes that Mr. Roberson, who is the Chair of the Audit Committee and an audit committee financial expert, brings an understanding of the operational and financial aspects of IGT’s business to the board of directors.

Vincent L. Sadusky has served on our board of directors since July 2010 and is the Chair of the Capital Deployment Committee and a member of the Audit Committee. Mr. Sadusky has been President and Chief Executive Officer of LIN TV Corp., a local television and digital media company, since 2006 and was Chief Financial Officer from 2004 to 2006. Prior to joining LIN TV Corp., Mr. Sadusky served as Chief Financial Officer and Treasurer of Telemundo Communications, Inc. from 1994 to 2004, and from 1987 to 1994, he performed attestation and consulting services with Ernst & Young, LLP. Mr. Sadusky holds an MBA from New York Institute of Technology and a BS in accounting from Penn State University where he was a University Scholar. Mr. Sadusky is also a member of the boards of directors of LIN TV Corp and Open Mobile Video Coalition and formerly served on the board of directors of JVB Financial Group, LLC (2001-2011) and Maximum Service Television, Inc. (2006-2011). Our board of directors believes that Mr. Sadusky brings significant knowledge and experience in the media industry to the board of directors and his tenure as a chief executive officer of a public company makes him a valuable advisor to the IGT management team.

Philip G. Satre has served on our board of directors since January 2009, and was named Chairman in December 2009. Mr. Satre is the Chair of the Nominating and Corporate Governance Committee and a member of the Capital Deployment Committee. Mr. Satre retired from Harrah’s Entertainment, Inc. in 2005, having served on the company’s board of directors since 1988 and as Chairman since 1997. Between 1980 and 1997, Mr. Satre held various management positions, including Chief Executive Officer of Harrah’s Entertainment, Inc., President and Chief Executive Officer of Harrah’s gaming division and Vice President, General Counsel and Secretary. Prior to joining Harrah’s, Mr. Satre was an attorney at the Vargas & Barlett law firm. He holds a BA in Psychology from Stanford University and a JD from the University of California at Davis. Mr. Satre currently serves on the boards of NV Energy, Inc. (Chairman), Nordstrom, Inc., National Center for Responsible Gaming and National World War II Museum. Our board of directors believes that Mr. Satre’s experience as a business leader with significant experience in the gaming industry, including as Chairman and Chief Executive Officer at Harrah’s Entertainment, Inc., and his corporate governance expertise from service on other public company boards, make him uniquely qualified to serve as the independent Chairman of the board of directors.

Former board affiliations include:

  TABCORP Holdings, Ltd. (Australia) (2000-2007)
  American Gaming Association (1997-2005)
  Stanford University Athletic Board (1996-2000)
  Business Roundtable (1994-2000)
  UNLV Foundation (2000-2002)
  Harrah’s Entertainment, Inc. (1988-2005)
  JDN Realty, Inc. (1999-2002)
  Goody’s Family Clothing (1993-1995)
  Stanford University Board of Trustees (2005-2010)
  Rite Aid Corporation (2005-2011)

Board of Directors and Committees of the Board

During our fiscal year ended September 30, 2011, our board of directors held eight meetings and acted by unanimous written consent on two other occasions. Each director attended at least 75% of the meetings of the board of directors and of each committee on which he or she served as a member during the period in which he or she served. Our non-management directors met four times during fiscal 2011. We encourage our directors to attend our annual meetings of stockholders. All of our directors attended our 2011 annual meeting of stockholders.

Our Corporate Governance Guidelines require that a majority of the board of directors consist of independent directors. For a director to be independent under the listing standards of the NYSE, the board of directors must affirmatively determine that the director has no material relationship with IGT (either directly or as a partner, stockholder or officer of an organization that has a relationship with IGT). Our board of directors has made an affirmative determination that the following members of the board, constituting a majority of our directors, meet the standards for “independence” set forth in our Corporate Governance Guidelines and applicable NYSE rules: Mr. Alves, Ms. Chaffin, Mr. Creed, Mr. Miller, Mr. Roberson, Mr. Sadusky and Mr. Satre.

In determining that the directors listed above are independent, our board of directors considered the relationships described below:

  During fiscal 2011, Mr. Alves was an executive officer of a services provider to IGT. IGT purchased less than $120,000 in services from this provider during fiscal 2011 in ordinary course commercial transactions. Mr. Alves was not involved in the establishment of, and received no special benefits from, these commercial transactions. After consideration of this matter, the board of directors affirmatively determined that this matter does not constitute a material relationship with IGT.
  During fiscal 2011, Ms. Chaffin was an executive officer of a services provider to IGT. IGT directly and indirectly purchased in excess of $120,000 in products and services from this provider during fiscal 2011 in ordinary course commercial transactions. Ms. Chaffin was not involved in the establishment of, and received no special benefits from, these commercial transactions. After consideration of this matter, the board of directors affirmatively determined that this matter does not constitute a material relationship with IGT.
  During fiscal 2011, Mr. Miller was a board member of an IGT customer. The revenues to IGT from this customer comprised less than 1% of our fiscal 2011 gross revenues. Mr. Miller was not involved in the establishment of, and received no special benefits from, these commercial transactions. After consideration of this matter, the board of directors affirmatively determined that this matter does not constitute a material relationship with IGT.
  During a portion of fiscal 2011, Mr. Roberson was an executive officer of a supplier to IGT. Mr. Roberson ceased serving as an executive officer of such supplier as of May 2011. During fiscal 2011, the supplier provided information technology support services and products to IGT in excess of $120,000 in ordinary course commercial transactions, and, in addition, IGT leased real property from the supplier for aggregate payments in excess of $120,000. Mr. Roberson was not involved in the establishment of, and received no special benefits from, any of these transactions. After consideration of these matters, the board of directors affirmatively determined that these matters do not constitute material relationships with IGT.

  During fiscal 2011, Mr. Satre was a board member of a public utility. IGT purchased services from the utility during fiscal 2011 in ordinary course commercial transactions. Mr. Satre was not involved in the establishment of, and received no special benefits from, these commercial transactions. After consideration of this matter, the board of directors affirmatively determined that this matter does not constitute a material relationship with IGT.

On August 22, 2011, our board of directors amended the Corporate Governance Guidelines to add a policy whereby our board of directors will evaluate the appropriateness of the director’s continued service on our board of directors in the event that the director undergoes a change in his or her professional or personal status. In such event, the affected director shall promptly submit his or her resignation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider any such tendered resignation and will make a recommendation to our board of directors on whether or not to accept the resignation of the director.

Our board of directors has four standing committees: the Audit Committee, the Capital Deployment Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Capital Deployment Committee was established as a standing committee during fiscal 2011. A copy of the current charter of the Audit, Capital Deployment, Compensation and Nominating and Corporate Governance Committees is available under the “Corporate Governance” link on the Investor Relations page of our website at http://www.IGT.com/InvestorRelations or in print, free of charge, to any stockholder who requests it by writing to the Corporate Secretary, International Game Technology, 6355 South Buffalo Drive, Las Vegas, Nevada 89113.

The Audit Committee, a separately designated, standing committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assists our board of directors in overseeing the accounting and financial reporting processes of IGT and audits of our financial statements, including the integrity of our financial statements, compliance with legal and regulatory requirements, our independent registered public accountants’ qualifications and independence, the performance of our internal audit function and independent registered public accountants, and such other duties as may be directed by our board of directors. The Audit Committee Charter requires that the Audit Committee consist of three or more board members who satisfy the “independence” requirements of the SEC and NYSE for audit committee members. The Audit Committee currently consists of Mr. Roberson (appointed and Chair since March 2009), Ms. Chaffin (appointed September 2010) and Mr. Sadusky (appointed July 2010). In addition, Mr. Alves served on the Audit Committee until February 2011. Our board of directors has determined that each of the current committee members satisfies (and, with respect to Mr. Alves, satisfied during the period of his service on the committee) the applicable “independence” requirements for Audit Committee members and is “financially literate” under the listing standards of the NYSE. Our board of directors has determined that Mr. Roberson and Mr. Sadusky each meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee held thirteen meetings and acted by unanimous written consent on one other occasion during fiscal 2011. A copy of the report of the Audit Committee is contained in this proxy statement.

The Capital Deployment Committee assists our board of directors in evaluating IGT’s deployment of capital, including with respect to (i) investments in research and development activities, (ii) capital expenditures, (iii) mergers, acquisitions, divestitures, joint ventures, and strategic investments, (iv) stockholder dividends and distributions, (v) share repurchases, and (vi) prepayment of debt, and makes recommendations to our board of directors regarding such matters. The Capital Deployment Committee Charter requires that the Capital Deployment Committee consist of three or more board members who satisfy the “independence” requirements of the NYSE. The Capital Deployment Committee currently consists of Mr. Sadusky (appointed and Chair since February 2011), Mr. Alves (appointed February 2011) and Mr. Satre (appointed February 2011). Our board of directors has determined that each of the current committee members satisfies the applicable “independence” requirements for Capital Deployment Committee members. Our Capital Deployment Committee held four meetings during fiscal 2011.

The Compensation Committee discharges the responsibilities of our board of directors relating to compensation of IGT’s executives, and operates pursuant to the Compensation Committee Charter. The Compensation Committee Charter requires that the Compensation Committee consist of three or more board members who satisfy the “independence” requirements of the NYSE. The Compensation Committee currently consists of Mr. Alves (appointed January 2010, Chair since July 2010), Mr. Creed (appointed September 2010) and Mr. Miller (appointed February 2011). In addition, Mr. Roberson and Mr. Sadusky served on the Compensation Committee until February 2011. Our board of directors has determined that each of the current committee members satisfies (and, with respect to Mr. Roberson and Mr. Sadusky, satisfied during the period of their service on the committee) the applicable “independence” requirements for Compensation Committee members. The Compensation Committee held ten meetings and acted by unanimous written consent on two other occasions during fiscal 2011.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

  reviewing and approving goals relevant to the compensation of our Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;
  approving compensation levels for our other executive officers and senior management, including participation in our incentive, equity, severance and other compensation plans and arrangements, as the Compensation Committee deems appropriate; and
  making recommendations to our board of directors with respect to our non-CEO compensation, incentive-compensation and equity-based plans.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has delegated to the Stock Award Committee the authority to make equity award grants to certain employees in connection with their being newly hired or promoted by IGT or one of our subsidiaries, and the authority to accelerate the vesting of certain outstanding equity awards previously granted to certain employees solely in connection with severance arrangements. Ms. Hart is currently the sole member of the Stock Award Committee. The Stock Award Committee may not make any grants to executive officers or directors of IGT and may not accelerate the vesting of equity awards of executive officers or directors of IGT. Other than the authority delegated to the Stock Award Committee, the Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does make recommendations for review by the Compensation Committee with respect to compensation paid to our other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. During fiscal 2011, the Compensation Committee retained the firm of Compensia Inc. (“Compensia”) as independent compensation consultants to assist it in determining the compensation levels for our executive officers (including the Named Executive Officers) and executive stock ownership guidelines. During fiscal 2011, Compensia was also engaged to make recommendations to our Nominating and Corporate Governance Committee relating to the compensation of the non-employee members of our board of directors and stock ownership guidelines for non-employee board members. The Compensation Committee made its compensation decisions during fiscal 2011, including decisions with respect to our Named Executive Officers’ compensation, after consultation with our internal compensation staff and with Compensia. Compensia advised the Compensation Committee with respect to trends in executive compensation, legal and regulatory developments affecting executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels. Compensia makes specific recommendations with respect to the compensation of our Chief Executive Officer, and provides general advice and information regarding the compensation of our other Named Executive Officers. Compensia also assisted with the review and identification of our appropriate peer group companies for fiscal 2011 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these peer group companies.

Compensia was not retained by the Compensation Committee or IGT to provide any other services to it during fiscal 2011. All compensation decisions were made solely by the Compensation Committee or our board of directors.

The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our board of directors for nomination as directors, ensuring that our board of directors and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Nominating and Corporate Governance Committee also reviews and makes recommendations to our board of directors regarding the compensation of members of our board of directors and board committees. The Nominating and Corporate Governance Charter requires that the Nominating and Corporate Governance Committee consist of three or more board members who satisfy the “independence” requirements of the NYSE. The Nominating and Corporate Governance Committee currently consists of Mr. Satre (appointed March 2009, Chair since December 2009), Mr. Creed (appointed September 2010) and Mr. Roberson (appointed February 2011). In addition, Ms. Chaffin and Mr. Miller served on the Nominating and Corporate Governance Committee until February 2011. Our board of directors has determined that each of the current committee members satisfies (and, with respect to Ms. Chaffin and Mr. Miller, satisfied during the period of their service on the committee) the applicable “independence” requirements for Nominating and Corporate Governance Committee members. Our Nominating and Corporate Governance Committee held four meetings during fiscal 2011.

Stockholders wishing to nominate persons for membership on our board of directors must follow the procedures set forth in Section 3.2 of our Bylaws that are described below in this proxy statement under the heading “Stockholder Proposals for the 2013 Annual Meeting—Proposals to be Addressed at Meeting.” The Nominating and Corporate Governance Committee will also consider a stockholder recommendation for a candidate for membership on our board of directors. Notice of stockholder recommendations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected, such as our annual meeting of stockholders. Recommendations must include the full name of the proposed candidate, a brief description of the proposed candidate’s business experience for at least the previous five years, and a representation that the recommending stockholder is a beneficial or record owner of IGT common stock. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. Recommendations should be delivered to the Nominating and Corporate Governance Committee at the following address:

International Game Technology
c/o Corporate Secretary
6355 South Buffalo Drive
Las Vegas, Nevada 89113

The Nominating and Corporate Governance Committee does not have a specific set of minimum criteria for membership on the board of directors. However, in considering possible candidates for election as a director, including candidates recommended by our stockholders, the Nominating and Corporate Governance Committee is guided by the principle that each director should:

  be an individual of high character and integrity
  be accomplished in his or her respective field, with superior credentials and recognition have relevant expertise and experience upon which to be able to offer advice and guidance to management have sufficient time available to devote to the affairs of IGT represent the long term interests of our stockholders as a whole, and be selected such that the board of directors represents a diversity of background and experience.

The Nominating and Corporate Governance Committee does not have a specific diversity policy. However, as stated in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is guided by the principle that each director should be selected such that the board of directors represents a diversity of background and experience. Qualified candidates for membership on the board of directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a person has been recommended by stockholders), as well as the overall composition of the board of directors, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders.

Corporate Governance Matters

Leadership Structure, Lead Independent Director, and Role in Risk Oversight.

In accordance with our Bylaws, our board of directors elects our Chairman and our Chief Executive Officer and each of these positions may be held by the same person or may be held by different people. Our Corporate Governance Guidelines provide that if the Chairman of the board of directors is not an independent director, the non-management directors shall select one of the independent, non-management directors serving on the board of directors as the Lead Independent Director. The Lead Independent Director shall be responsible for coordinating the activities of the other non-management directors and shall have such other responsibilities as are specified by the board of directors or the non-management directors from time to time, including those described below. If the Chairman of the board of directors is an independent director, the responsibilities of the Lead Independent Director will be assumed by the Chairman of the board of directors.

Historically, the position of Chairman has been held by either our then serving Chief Executive Officer or a former Chief Executive Officer. Most recently, Mr. Matthews served as Chairman of the board of directors concurrent with his duties as Chief Executive Officer from March 2005 until April 2009. The position of Lead Independent Director was created in August 2008 and Ms. Hart served as Lead Independent Director from August 2008 until April 2009. In April 2009, Mr. Matthews resigned as President and Chief Executive Officer, Ms. Hart was appointed President and Chief Executive Officer, and Ms. Hart relinquished the position of Lead Independent Director. Mr. Matthews continued to serve as our Chairman of the board of directors until December 2009 and as a member of our board of directors until March 2011. In December 2009, Mr. Satre was appointed Chairman of the board of directors, an office he continues to hold. Ms. Hart continues to serve as a member of our board of directors.

Our board of directors believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of our board of directors. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while enabling the Chairman of the board of directors to facilitate our board of directors’ independent oversight of management, promote communication between management and our board of directors, and support our board of directors’ consideration of key governance matters. The board of directors believes that its programs for overseeing risk, as described under “—Risk Oversight” below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure.

Risk Oversight

The board of directors’ involvement in risk oversight involves the Audit Committee, the Compliance Committee and the full board of directors. The Audit Committee is responsible for legal and financial risk oversight and the Compliance Committee, currently comprised of a board member together with two IGT executives, has primary responsibility for oversight of regulatory compliance risk. The Audit Committee and the Compliance Committee meet regularly with various personnel handling day-to-day compliance activities, including personnel from our internal audit, legal and regulatory compliance departments. The Compliance Committee reviews significant regulatory compliance risk areas and the steps management has taken to monitor, control and report such compliance risk exposures. The Compliance Committee meets on a regular basis and reports directly to the board of directors on its findings. The Audit Committee receives materials on enterprise risk management on an annual basis. These materials include identification of top enterprise risks for the Company, the alignment of management’s accountability and reporting for these risks, and mapping of board of directors’ and Audit Committee’s oversight responsibilities for key risks. In addition, the Audit Committee and the full board of directors periodically receive materials to address the identification and status of major risks to the Company. The Audit Committee discusses significant risk areas and the actions management has taken to monitor, control, and report such exposures. The Audit Committee also reviews with the Company’s chief legal officer any legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies. At each meeting of the full board of directors, the Chair of the Audit Committee reports on the activities of the Audit Committee, including risks identified and risk oversight.

Risk Considerations in Our Compensation Program

Our management conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee, with the assistance of an independent compensation consultant, concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Communication with Directors

Stockholders and other interested parties can contact our board or any of our directors by writing to them at the same address provided above for delivery of director nominations. Such communications can, if desired, be addressed to the independent Chairman of the board of directors in his capacity as the presiding director of executive sessions of the non-management directors (as discussed below), or to the non-management directors as a group. Employees and others who wish to contact the board of directors or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so by using this address, or may call IGT’s Integrity Action Line at (800) 852-6577. Employees and agents may call the Integrity Action Line anonymously. All calls to the Integrity Action Line are confidential.

Codes of Conduct, Ethics and Corporate Governance Guidelines

We have adopted the International Game Technology Code of Ethics for Principal Executive and Senior Financial Officers (“finance code of ethics”), a code of ethics that applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Corporate Controller or any persons performing similar functions; the International Game Technology Code of Conduct (“the code of conduct”), which applies to all of our employees and our agents, our officers and our directors; and the International Game Technology Conflict of Interest Guidelines (“the director code”), which applies to all of our directors. The finance code of ethics, the code of conduct and the director code are publicly available under the “Corporate Governance” link on the Investor Relations page of our website at http://www.IGT.com/InvestorRelations and are available in print, free of charge, to any stockholder who requests them by writing to our Corporate Secretary at our principal executive offices. If we make any substantive amendment to the finance code of ethics, the code of conduct or the director code, or grant any waiver, including any implicit waiver, from a provision of these codes to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Corporate Controller, executive officers or directors, we will publicly disclose such amendment or waiver in accordance with and if required by applicable law, including by posting such amendment or waiver on our website at the address above or by filing a current report on Form 8-K.

In addition, we have adopted the International Game Technology Corporate Governance Guidelines, which cover such matters as size and independence of our board of directors, board committees and management succession planning. The Corporate Governance Guidelines are publicly available under the “Corporate Governance” link on the Investor Relations page of our website at http://www.IGT.com/InvestorRelations and are available in print, free of charge, to any stockholder who requests a copy by writing to our Corporate Secretary at our principal executive offices. Under the Corporate Governance Guidelines, our non-management directors meet without management in regular executive sessions at each meeting of our board of directors. Executive sessions of our non-management directors are chaired by Mr. Satre.

Board of Directors Stock Ownership Guidelines

We have stock ownership guidelines that apply to all members of our board of directors who are not also our employees (referred to herein as “Non-Employee Directors”). The purpose of the guidelines is to further align the interests of the Non-Employee Directors with the interests of our stockholders. Under the guidelines, a Non-Employee Director should acquire and maintain, as long as he or she remains on the board of directors following the applicable time set forth below, shares of IGT common stock with a fair market value equal to at least three times the base annual retainer amount then in effect for a Non-Employee Director. For purposes of these guidelines, shares beneficially owned by a Non-Employee Director will be taken into account, including shares owned by the director outright, shares held in trust for the benefit of the director or his or her family members, and vested restricted stock units the payment of which has been deferred. A Non-Employee Director is expected to satisfy these guidelines by the later of (i) four years after the date he or she first becomes a board member, or (ii) October 2, 2015.

Executive Stock Ownership Guidelines

In addition, we have stock ownership guidelines which apply to (i) the Chief Executive Officer, (ii) any officer who is designated by the board of directors as an “officer” for purposes of Section 16 of the Exchange Act, as amended (a “Section 16 Officer”), and (iii) any officer other than a Section 16 Officer who reports directly to the Chief Executive Officer. See “Executive Compensation—Compensation Discussion and Analysis— Subsequent Committee Actions – Fiscal 2012 Program— Executive Stock Ownership Guidelines” for more information regarding our executive stock ownership guidelines.

Director Compensation - Fiscal 2011

The following table presents information regarding the compensation paid for fiscal 2011 to members of our board of directors who are not also our employees (referred to herein as “Non-Employee Directors”) as well as Thomas J. Matthews, who was employed by IGT in fiscal 2011. Robert A. Mathewson and Mr. Matthews served as directors until our 2011 annual meeting of stockholders on March 1, 2011. Ms. Hart is not entitled to receive additional compensation for services as a director while employed by IGT.

	Fees
	Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)	($) (1)(2)(3)	($) (1)(2)(3)	($)	($)
(a)	(b)	(c)	(d)	(g)	(h)
Paget L. Alves	107,750	43,808	59,203	—	210,761
Janice Chaffin	87,500	43,808	59,203	—	190,511
Greg Creed	92,500	43,808	59,203	—	195,511
Robert A. Mathewson(4)	42,000	45,265	—	—	87,265
Thomas J. Matthews(5)	—	—	—	37,629	37,629
Robert J. Miller	102,500	43,808	59,203	—	205,511
David E. Roberson	117,500	43,808	59,203	—	220,511
Vincent L. Sadusky	103,500	43,808	59,203	—	206,511
Philip G. Satre	210,000	67,703	86,114	129	363,946

(1)	The amounts reported in columns (c) and (d) of the table above reflect the aggregate grant date fair value of stock and option awards, respectively, granted during fiscal 2011, as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation disregarding any estimate of forfeitures related to service-based vesting conditions. Except as noted below, no stock or option awards granted to Non-Employee Directors were forfeited during fiscal 2011. In March 2011, in connection with time-based vesting requirements, Mr. Mathewson forfeited unvested IGT options for 11,000 shares of common stock. In March 2011, in connection with time-based vesting requirements, Mr. Matthews forfeited unvested IGT options for 240,345 shares of common stock and unvested stock awards for 50,154 shares of common stock. A discussion of assumptions and methodologies used to calculate the compensation amounts for stock and option awards is available in our Annual Report on Form 10-K for fiscal 2011 under Note 1—Summary of Significant Accounting Policies—Share-based Compensation.

(2)	The following table presents the number of shares subject to outstanding option awards and the number of shares subject to stock awards held by each of our Non-Employee Directors as well as Mr. Matthews as of the last day of fiscal 2011.

	Number of Shares	Number of Shares
	Subject to Outstanding	Subject to Stock
Name	Options	Awards
Paget L. Alves	42,000	6,084
Janice Chaffin	31,000	6,084
Greg Creed	31,000	6,084
Robert A. Mathewson	—	—
Thomas J. Matthews	—	—
Robert J. Miller	188,000	2,750
David E. Roberson	37,000	2,750
Vincent L. Sadusky	31,000	6,084
Philip G. Satre	68,000	5,917

(3)	At the annual meeting of our stockholders on March 1, 2011, each re-elected Non-Employee Director (other than Mr. Satre) was granted an option to purchase 11,000 shares of our common stock with an exercise price of $16.17 per share (the closing price on the grant date) and an aggregate grant-date fair value of $59,203. On that same date, each re-elected Non-Employee Director (other than Mr. Satre) was granted 2,750 shares of restricted stock units with an aggregate grant-date fair value of $43,808. Mr. Satre was granted an option to purchase 16,000 shares of our common stock with an exercise price of $16.17 per share (the closing price on the grant date) and an aggregate grant-date fair value of $86,114 and 4,250 shares of restricted stock units with an aggregate grant-date fair value of $67,703. Grant-date fair value is determined under applicable accounting rules based on the assumptions referred to in footnote (1) above.

(4)	Mr. Mathewson continued to serve as a member of our board of directors until March 1, 2011.

(5)	Mr. Matthews continued to serve as a member of our board of directors until March 1, 2011. As compensation for his services as an employee of IGT during fiscal 2011, Mr. Matthews received $28,000 in salary, $8,526 in COBRA payments in relation to post-retirement medical benefits, $750 matching contribution under the 401(k) plan, $281 profit sharing forfeiture allocation and $72 in term life insurance premiums.

Non-Employee Director Compensation

During fiscal 2011, our Non-Employee Directors were entitled to compensation under our Non-Employee Director Compensation Policy (the “Prior Director Compensation Policy”). Effective October 2, 2011, we adopted the Directors’ Compensation Policy (the “New Director Compensation Policy”), which replaced our Prior Director Compensation Policy. The following describes the compensation paid to our Non-Employee Directors for services as a director during fiscal 2011 under the Prior Director Compensation Policy as set forth in the table above. In addition, the following describes our current compensation structure for our Non-Employee Directors under the New Director Compensation Policy.

Annual Retainers. Pursuant to the Prior Director Compensation Policy, our Non-Employee Directors received an annual cash retainer of $65,000. In addition, the Chair of the Audit Committee received an additional annual cash retainer of $35,000, and the other members of the Audit Committee each received an additional annual cash retainer of $17,500. The Chairs of the Compensation, Nominating and Corporate Governance and Compliance Committees each received an additional annual cash retainer of $20,000, and the other members of these three committees or other board committees each received an additional annual cash retainer of $10,000. In addition, a Non-Employee Director who served as Chairman of the board of directors received an additional annual cash retainer of $120,000.

Under our New Director Compensation Policy, each Non-Employee Director receives an annual cash retainer of $150,000. A Non-Employee Director who serves as Chairman of the board of directors receives an additional annual cash retainer of $50,000. A Non-Employee Director who serves as Chair of the Audit Committee receives an additional cash retainer of $40,000, a Non-Employee Director who serves as Chair of the Compensation Committee receives an annual cash retainer of $30,000, and a Non-Employee Director who serves as Chair of the Nominating and Corporate Governance Committee, the Compliance Committee or the Capital Deployment Committee receives an annual cash retainer of $20,000, except that the Non-Employee Chairman of the board of directors may not also receive a retainer for serving as Chair of a board committee. Members of these committees no longer receive an additional annual retainer.

Meeting Fees. Under the Prior Director Compensation Policy, our Non-Employee Directors received a fee of $1,500 for each board meeting attended after they have previously attended at least eight board meetings during the fiscal year. With respect to board committee meetings, Non-Employee Directors received a fee of $1,500 for each Audit Committee meeting attended after they have previously attended at least ten meetings during the fiscal year, and a fee of $1,500 for each Compensation, Nominating and Corporate Governance and Compliance Committee meeting attended after they have previously attended at least four meetings of that committee during the fiscal year and $1,500 for attending (in person) any meeting of any other board committee. Under the New Director Compensation Policy, our Non-Employee Directors no longer receive meeting fees.

Equity Awards. Under the Prior Director Compensation Policy, upon first being elected or appointed to the board of directors, a Non-Employee Director was automatically granted an option to purchase 20,000 shares of our common stock and an award of 5,000 shares of restricted stock units. These awards are scheduled to vest in three substantially equal annual installments on the earlier of the anniversary of the grant date or the annual meeting of stockholders in each of the three years following the grant date. In addition, each Non-Employee Director who continues in office following each annual meeting of our stockholders was automatically granted an option to purchase 11,000 shares of our common stock and an award of 2,750 shares of restricted stock units. In addition, a Non-Employee Director who serves as Chairman of the board of directors received an additional stock option grant of 5,000 shares of our common stock and an additional award of 1,500 restricted stock units. The awards granted to continuing directors vest in full on the first anniversary of the grant date.

In each case, the options granted to Non-Employee Directors under the Prior Director Compensation Policy have an exercise price equal to the closing price of our common stock on the date of grant and a maximum term of ten years. Once vested, each option will generally remain exercisable until its normal expiration date. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Non-Employee Director’s service as a board member. If a Non-Employee Director’s services as a member of the board of directors is terminated by reason of death, disability or retirement, any option and restricted stock unit awards, to the extent then outstanding and unvested, would become fully vested. The Non-Employee Director will generally have 30 days to exercise the vested portion of the option following a termination of service. This period is extended to two years if the termination is a result of the Non-Employee Director’s death, disability or retirement. The unvested portion of the option, and the unvested portion of any restricted stock units, will generally terminate upon a termination of the Non-Employee Director’s service as a director. Each restricted stock unit is paid, upon vesting, in a share of our common stock.

Under the New Director Compensation Policy, upon first being elected or appointed other than on the date of an annual meeting of the Company’s stockholders at which the Company grants annual equity awards to its Non-Employee Directors, the Non-Employee Director is automatically granted an award of time-based restricted stock units determined by dividing (1) a pro-rata portion of the Annual Equity Award value of $150,000 by (2) the closing price as of that date (rounded down to the nearest whole unit). The pro-rata portion of the Annual Equity Award value for purposes of the applicable initial equity award will equal the Annual Equity Award value multiplied by a fraction (not greater than one), the numerator of which is 365 minus the number of calendar days that as of the particular grant date had elapsed since the Company’s last annual meeting of stockholders at which annual equity awards were granted by the Company to Non-Employee Directors, and the denominator of which is 365. These awards are scheduled to vest upon the first to occur of (1) the first anniversary of the date of grant of the award and (b) the day before the annual meeting of the Company’s stockholders that occurs in the fiscal year after the fiscal year in which the date of grant occurs. For a Non-Employee Director who first becomes Chairman of the board of directors other than on the date of an annual meeting of the Company’s stockholders at which the Company grants annual equity awards to its Non-Employee Directors, the Non-Employee Director is automatically granted an award of restricted stock units determined by dividing (1) a pro-rata portion of the Additional Annual Equity for Chair value of $50,000 by (2) the closing price as of that date (rounded down to the nearest whole unit).

In addition, each Non-Employee Director who continues in office following each annual meeting of our stockholders is automatically granted an award of time-based restricted stock units determined by dividing (1) the Annual Equity Award grant value of $150,000 by (2) the closing price as of the date of grant (rounded down to the nearest whole unit). In addition, a Non-Employee Director who continues to serve as Chairman of the board of directors after that date is automatically granted an award of time-based restricted stock units determined by dividing the (1) the Additional Annual Equity for Chair value of $50,000 by (2) the closing price as of that date (rounded down to the nearest whole unit). These awards are scheduled to vest upon the first to occur of (1) the first anniversary of the date of grant of the award and (b) the day before the annual meeting of the Company’s stockholders that occurs in the fiscal year after the fiscal year in which the date of grant occurs.

The restricted stock unit awards described above under the New Director Compensation Policy will generally be paid in shares of IGT common stock upon vesting. However, a Non-Employee Director may elect in advance to defer payment of all or a portion of the vested restricted stock units until such director’s service on the board terminates.

Non-Employee Director stock awards are granted under, and are subject to the terms and conditions of, our 2002 Stock Incentive Plan (the “SIP”). The board of directors administers the plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits. Under the SIP, awards granted to Non-Employee Directors that are outstanding at the time of a change in control event (as such term is defined in the plan) will automatically become vested upon the change in control event.

Election to Receive Equity Awards in Lieu of Cash Retainers. Under the New Director Compensation Policy, a Non-Employee Director may elect in advance to receive all or any portion of the director’s annual cash retainers (the “Deferred Retainer Fees”) in the form of deferred stock units. A director who elects to receive such deferred stock units in lieu of cash will be granted, on the first trading day of the calendar quarter for which the applicable Deferred Retainer Fees would have otherwise been paid, a number of deferred stock units equal to (1) the dollar amount of the Deferred Retainer Fees for that quarter by (2) the closing price as of that date (rounded down to the nearest whole unit). Such deferred stock units will be fully vested as of the date of grant and be paid in shares of IGT common stock when the director’s service on the board terminates.

Reimbursement of Expenses. Under the Prior Director Compensation Policy, we also reimburse our Non-Employee Directors for travel expenses incurred in connection with their duties as directors of IGT, director education, and fees incurred for the preparation of financial statements required by IGT from directors in order for IGT to secure certain gaming licenses. Under the New Director Compensation Policy, we continue to reimburse for these expenses.

Recommendation of IGT Board of Directors

A plurality of favorable votes cast is required for election of a nominee to the board of directors. Under our Corporate Governance Guidelines, if a director nominee is elected according to the above standard, but receives a greater number of votes “withheld” from his or her election than votes “for” such election, the nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to our board of directors with respect to any such resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Corporate Governance Guidelines, which are publicly available under the “Corporate Governance” link on the Investor Relations page of our website at http://www.IGT.com/InvestorRelations and are available in print, free of charge, to any stockholder who requests a copy by writing to our Corporate Secretary at our principal executive offices.

Our board of directors recommends a vote FOR the election of each of the above nominees as a director.

OTHER INFORMATION

Executive Officers

The following table sets forth the name, age, and title or titles of our current executive officers. Following the table are descriptions of all positions held by each individual and the business experience of each individual for at least the past five years.

Name	Age	Title
Patti S. Hart	55	Chief Executive Officer and Director
Eric A. Berg	49	President
Patrick W. Cavanaugh	51	Executive Vice President, Chief Financial Officer and Treasurer
Robert C. Melendres	47	Chief Legal Officer and Corporate Secretary
Christopher J. Satchell	39	Chief Technology Officer and Executive Vice President of
		Research & Development

For a description of Ms. Hart’s background, see “Election of Directors.”

Eric A. Berg joined IGT in July 2011 as our President, responsible for managing all global operations including sales, products, services, marketing, and manufacturing. Mr. Berg holds an MBA from The Harvard University Graduate School of Business Administration and a BS in industrial engineering from the University of Illinois.

Prior to joining IGT, from 2007 to 2010, Mr. Berg served as Chief Executive Officer of SunGard Availability Services, a business unit of SunGard Data Systems, a software and technology services company. From 2003 to 2007, he was Senior Vice President and Chief Administrative Officer of NCR Corporation, a technology company. From 2000 to 2003, Mr. Berg was Chief Information Officer at Goodyear Tire & Rubber Company, and from 1996 to 2000 he served as a Regional Vice President of Frito-Lay, a division of PepsiCo Inc. From 1990 to 1996, Mr. Berg held a number of senior management positions with consulting firm McKinsey & Company. Mr. Berg began his career with IBM, where he was responsible for sales and marketing of the full range of IBM’s IT solutions.

Patrick W. Cavanaugh joined IGT in 2004. In 2008, Mr. Cavanaugh was appointed Executive Vice President, Chief Financial Officer, responsible for directing the investor relations, finance, accounting, treasury and tax functions. In August 2009, he was appointed Treasurer. He previously served IGT in Corporate Finance and Investor Relations as Vice President from 2007 to December 2008, Executive Director from 2005 to 2007 and Director from 2004 to 2005. From 2001 until 2004, Mr. Cavanaugh was the Chief Financial Officer and Treasurer of Acres Gaming, Inc., which was acquired by IGT in 2003. Mr. Cavanaugh holds a BS in Business Administration with an emphasis in Accounting from Montana State University, and is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants.

Positions held previously include:

  Chief Financial Officer and Treasurer of Oasis Technologies, Inc.
  Chief Financial Officer and Treasurer of Casino Data Systems
  Audit Senior Manager, KPMG

Robert C. Melendres joined IGT in June 2009 as our Chief of Staff. In December 2009, Mr. Melendres was appointed Chief Legal Officer and Corporate Secretary, responsible for the direction of the legal, intellectual property, compliance, government relations and risk management functions. Mr. Melendres is also responsible for corporate development activities and our Interactive business. Mr. Melendres holds a BA in Economics from the University of California, Los Angeles and a JD from Harvard Law School.

Prior to joining IGT, from 2005 until June 2009, Mr. Melendres held various management positions at Spansion Inc., a provider of flash memory technology, including Executive Vice President of Corporate Development, Chief Legal Officer, General Counsel and Corporate Secretary. Prior to that, from 2002 to 2005, Mr. Melendres served in various management positions at AMD including Corporate Vice

President, Business Development. Prior to joining AMD, he served in various senior management positions, including President and General Counsel of WebGain, Inc., from 2000 until 2002. He also served as Director of Worldwide Contracts and Business Practices for IBM Corp. and IBM Legal Counsel from 1993 until 2000.

Mr. Melendres serves as General Counsel as well as on the Board of Trustees of the International Association of Gaming Advisors (IAGA) and is a member of the University of Nevada Las Vegas (UNLV) Gaming Law Advisory Board.

Christopher J. Satchell joined IGT in June 2009 as our Chief Technology Officer, responsible for IGT’s information systems team, innovation labs, the advanced software architecture group and company technical strategy. In August 2010, Mr. Satchell was appointed Executive Vice President of Research and Development in addition to his responsibilities as Chief Technology Officer. In his expanded role Mr. Satchell is also responsible for Systems Engineering, Systems Product Assurance, Game Platform Engineering, Game Studios and Game Product Assurance. Mr. Satchell holds a BSc 1st Class Honors Degree in Computing and a Diploma of Industrial Studies from Loughborough University, UK.

Prior to joining IGT, from 2002 until June 2009, Mr. Satchell held various management positions at Microsoft Corporation, a software products and services company, including Chief Technology Officer for (Video) Gaming (including Xbox 360) Interactive Entertainment Business; General Manager & Chief Software Architect, XNA; Director of Engineering Microsoft Game Studios; Development Manager, Studio RX MGS; and Development Manager, Racing Studio MGS. From 2000 to 2002, Mr. Satchell held the positions of Executive Director and Engineering Director at the 3DO Company and served as Technical Manager at Silicon Dreams Ltd. from 1997 to 2000.

Equity Security Ownership of Management and Other Beneficial Owners

The following table sets forth information as of January 9, 2012 (except where another date is indicated) with respect to the beneficial ownership of our common stock by persons known to us to own beneficially more than 5% of the common stock, each of our directors, our executive officers named in the Summary Compensation Table, and all of our executive officers and directors as a group. We have no other class of equity securities outstanding. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

	Beneficially	Percent of
Name and Address of Beneficial Owner (1)	Owned (2)	Class (3)
BlackRock, Inc. (4)	16,495,266	5.53%
Paget L. Alves	44,197	*
Eric A. Berg	—	*
Patrick W. Cavanaugh	168,984	*
Janice Chaffin	30,416	*
Greg Creed	40,297	*
Patti S. Hart	869,450	*
Robert C. Melendres	58,184	*
Robert J. Miller	199,000	*
David E. Roberson	39,250	*
Vincent L. Sadusky	32,407	*
Christopher J. Satchell	94,829	*
Philip G. Satre	97,391	*
Eric P. Tom	110,676	*
All executive officers and directors as a group
(13 persons)	1,785,081	0.60%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is 6355 South Buffalo Drive, Las Vegas, Nevada 89113.

(2)	Includes shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, January 9, 2012 as follows: Mr. Alves (35,333), Mr. Cavanaugh (142,269), Ms. Chaffin (24,333), Mr. Creed (24,333), Ms. Hart (466,603), Mr. Melendres (48,630), Mr. Miller (188,000), Mr. Roberson (33,000), Mr. Sadusky (24,333), Mr. Satchell (74,735), Mr. Satre (68,000) and Mr. Tom (93,138). Includes shares of unvested restricted stock that may be voted as of or within 60 days of January 9, 2012 as follows: Mr. Cavanaugh (1,742), Ms. Hart (73,100) and Mr. Satre (1,667). Includes restricted stock units scheduled to vest within 60 days of January 9, 2012 as follows: Mr. Alves (4,417), Ms. Chaffin (4,417), Mr. Creed (4,417), Mr. Miller (2,750), Mr. Roberson (2,750), Mr. Sadusky (4,417) and Mr. Satre (4,250).

(3)	Any securities not outstanding which are subject to options or conversion privileges exercisable within 60 days of January 9, 2012 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

(4)	Based upon beneficial ownership information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 2, 2011 on behalf of BlackRock and its subsidiaries, BlackRock may be deemed to be the beneficial owner of 16,495,266 shares with sole power to vote and sole power to dispose of all 16,495,266 shares as a result of being a parent holding company or control person. This information is as of December 31, 2010. The business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC require our executive officers, directors, and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of those persons, to file initial reports of ownership and transaction reports covering any changes in ownership with the SEC and NYSE. SEC regulations require these persons to furnish us with copies of all reports they file pursuant to Section 16(a). Based solely upon a review of the copies of the reports received by us and written representations that no other reports were required, we believe that during fiscal 2011 all filing requirements applicable to executive officers and directors were complied with in a timely manner.

Policies and Procedures for Approval of Related Person Transactions

Our board of directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) IGT was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a material direct or indirect interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of the last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of IGT’s common stock, (c) any immediate family member of any of the foregoing persons, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all of the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy in effect during fiscal 2011, once a related person transaction has been identified, the Compensation Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Compensation Committee is to consider all relevant facts and circumstances of the related person transaction available to the Compensation Committee. The Compensation Committee must approve only those related person transactions that are in, or not inconsistent with, IGT’s best interests and the best interests of IGT’s stockholders, as the Compensation Committee determines in good faith. No member of the Compensation Committee will participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person. In fiscal 2012, the Nominating and Corporate Governance Committee took over responsibility for reviewing and approving related person transactions.

Related Person Transactions

During fiscal 2011, no related person transactions requiring disclosure in this proxy statement were identified or submitted to the Compensation Committee for approval.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the material elements of compensation earned by and paid to the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers during fiscal 2011. These individuals are listed in the Summary Compensation Table below and are referred to as the “Named Executive Officers” in this proxy statement. Eric A. Berg joined IGT as President effective July 18, 2011. Eric P. Tom served as our Chief Operating Officer until his appointment as Executive Vice President, North America Sales and Global Services, effective September 20, 2011.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in approving the compensation of other Named Executive Officers, although the Compensation Committee reviews the recommendations of the Chief Executive Officer regarding compensation for our other Named Executive Officers. The Committee also reviews the recommendations of the Chairman of the board of directors regarding compensation for the Chief Executive Officer.

In August 2009, the Compensation Committee approved the compensation program for our senior executives, including our Named Executive Officers. These compensation arrangements remained in effect for fiscal 2011, with the modifications described below. Compensation arrangements for Mr. Berg were established at the time of his appointment in July 2011. The executive compensation program features approved by the Compensation Committee in August 2009, along with such subsequent modifications, and the compensation arrangements for Mr. Berg, are described in this Compensation Discussion and Analysis.

Executive Summary

In fiscal 2011, the Company’s management team focused on increasing revenues, growing our gaming operations, improving profitability, positioning the international business for growth and increasing the Company’s interactive presence.

Other than the special incentive stock grant for members of our management team described below, there were no material changes in the Company’s executive compensation structure for fiscal 2011 when compared with fiscal 2010. The Company’s executive compensation program for fiscal 2011 had three key components, which are designed to be consistent with the Company’s compensation philosophy and to reward executives based on individual and company performance: (1) annual base salary; (2) annual incentive bonuses; and (3) long-term stock awards, including stock options and time-based restricted stock units. These components are explained in more detail below in this Compensation Discussion and Analysis section.

The highlights of the Company’s executive compensation program for fiscal 2011 are as follows:

  Annual base salaries for our Named Executive Officers for fiscal 2011 were not changed from fiscal 2010 annual base salaries (other than for Patrick Cavanaugh, who received a 16.7 percent increase in base salary, and Mr. Berg, whose annual base salary was set upon his joining the Company in July 2011).
  Annual incentive bonuses for the Named Executive Officers for fiscal 2011 (other than for Mr. Berg, who received a guaranteed pro-rated incentive bonus) were paid at approximately 103.48% of targeted levels under our incentive bonus plan, consistent with performance against the goals for fiscal 2011 established by the Compensation Committee under the plan. The key corporate financial metrics under our incentive bonus plan for fiscal 2011 were the Company’s consolidated revenues and operating income, adjusted to exclude cash incentives, stock-based compensation expense, and other items determined to be non-ordinary course by the Compensation Committee.
  Special long-term incentive equity awards were granted to the Named Executive Officers in fiscal 2011 (other than to Mr. Berg, who received an initial equity grant upon joining the Company in July 2011) in lieu of the normal annual equity awards under the Company’s long-term equity compensation policies. The special incentive equity grants combined the normal annual grant of stock options and time-based restricted stock units with an additional grant of time-based restricted stock units with a value of approximately two-and-a-half times the normal restricted stock grant. The restricted stock units vest in full on the third anniversary of the grant date contingent on continued employment. This grant was deemed essential to promote the longer-term retention of critical senior leadership.

  To further align the interests of our executive officers with our stockholders, the Company adopted new stock ownership guidelines effective for fiscal 2012 pursuant to which all of the Company’s executive officers are expected to hold a certain level of IGT common stock.
  The Compensation Committee retains and, in setting the Company’s executive compensation policies, regularly seeks the advice of an independent compensation consultant.

Executive Compensation Program Objectives and Overview

The goals of our executive compensation program are to:

  Attract and retain top quality executives whose talent and leadership are critical to the accomplishment of our business objectives.
  Motivate executives to provide outstanding leadership and achieve our financial and strategic goals by directly and substantially linking short-term compensation to a shared set of measureable corporate goals set forth in the strategic plan.
  Create and sustain a sense of priority surrounding strategic execution and accountability for achieving key business objectives.
  Align the interests of executives, employees and stockholders by emphasizing equity in our executives’ total compensation.
  Provide executives with reasonable security and a long-term employment focus through a combination of 401(k) retirement benefits, executive deferred compensation opportunities, and severance and other termination benefits that motivate them to continue employment and to achieve goals that will help IGT remain competitive and thrive in the long term.
  Ensure pay programs are efficient and easily understood by participants in order to drive intended results.

In structuring our executive compensation program, the Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Compensation Committee also considers the requirements of IGT’s strategic plan and the short- and mid-term needs of IGT’s business.

Our executive compensation program consists of the following components, which are designed to achieve the goals of our compensation philosophy described above.

Compensation Component	Purpose
Annual base salary
  Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions and ensuring that base pay is commensurate with competitive market compensation rates for each position.

Annual incentive bonuses
  Motivate executives to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to significantly higher corporate performance.

Compensation Component	Purpose
Long-term incentives in the form of stock options and time-based restricted stock units
  Align executives’ long-term interests with stockholders’ interests and drive decisions and achieve goals that will help IGT remain competitive and thrive in the competitive global gaming industry; attract executives with an interest in creating long-term stockholder value; reward executives for building and sustaining stockholder value; and retain executives both through growth in their equity value and the vesting provisions of our stock awards.

Deferred compensation opportunities	Promote retention by providing opportunities to postpone receipt of compensation through current non-qualified tax benefits.

Severance and other termination benefits	Attract, retain and provide reasonable security to executives; and encourage executives to make sound decisions in the interest of IGT’s long-term performance, regardless of personal risk.

Other than the IGT Profit Sharing Plan (i.e., our 401(k) plan), IGT does not provide any pension or other retirement benefits to our executive officers. We also do not generally maintain programs for providing perquisites and personal benefits to our executive officers, although we did provide certain benefits to certain Named Executive Officers in fiscal 2011, as described in the Summary Compensation Table below.

The Compensation Committee believes that performance-based compensation in the form of annual incentive bonuses as well as long-term equity awards play a significant role in aligning executives’ interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each Named Executive Officer’s compensation.

For fiscal 2011, the executive compensation arrangements for Ms. Hart, our Chief Executive Officer, at target, would have resulted in approximately 87% of her total compensation being annual incentive compensation and long-term equity tied directly to achievement of financial goals and stockholder value creation, with her annual base salary constituting the balance of her fiscal 2011 total compensation. The target described in the preceding sentence does not factor in the special incentive stock grant described below.

With respect to our other Named Executive Officers (excluding Mr. Berg), the executive compensation arrangements, at target, would have resulted in more than 70% of each executive’s total compensation being annual incentive compensation and long-term equity tied directly to achievement of financial goals and stockholder value creation, with annual base salary constituting the balance of their fiscal 2011 total compensation. The target described in the preceding sentence does not factor in the special incentive stock grant described below.

The Compensation Committee considers whether the Company’s executive compensation program serves the best interests of the Company’s stockholders. In that respect, as part of its on-going review of the executive compensation program, the Committee considered the affirmative stockholder “say on pay” vote at the Company’s 2011 annual stockholders meeting and determined that the Company’s executive compensation philosophy and objectives and compensation elements continued to be appropriate and did not make any material changes to the Company’s executive compensation program in response to such stockholder vote.

Independent Consultants and Peer Companies

The Compensation Committee’s practice has been to retain independent compensation consultants to ensure the Compensation Committee has current information and receives independent advice regarding trends in executive compensation, legal and regulatory developments affecting executive compensation, selection of peer companies, modifications to pay programs and assessments of pay levels and mix. During fiscal 2011, the Compensation Committee retained the consulting firm of Compensia to review and recommend changes to our executive compensation program for fiscal 2012 as described below. During fiscal 2011, Compensia was also engaged to (i) provide a risk assessment relating to our material compensation policies and practices applicable to all company employees, (ii) make recommendations to our Nominating and Corporate Governance Committee relating to the compensation of non-employee members of our board of directors and board committees and stock ownership guidelines for Non-Employee Directors, and (iii) make recommendations regarding stock ownership guidelines for our executive officers. Except as described above, Compensia provided no other consulting services to the Compensation Committee or IGT in fiscal 2011.

Because IGT has a unique business model and is a leader in the design, manufacture and marketing of computerized gaming equipment and network systems, our peer group is a composite of companies from several related industries with similar revenue, size and scope and is heavily weighted towards the high technology industry. For purposes of reviewing and determining compensation arrangements that were in effect for fiscal 2011, the Compensation Committee selected the following companies as our peer companies: Activision Blizzard, Inc.; Adobe Systems Incorporated; Alliance Data Systems Corporation; Autodesk, Inc.; Bally Technologies, Inc.; BMC Software, Inc.; Coinstar, Inc.; Diebold, Incorporated; Electronic Arts Inc.; Intuit Inc.; Juniper Networks, Inc.; Lexmark International, Inc.; Micros Systems, Inc.; NCR Corporation; NetApp, Inc.; McAfee, Inc.; NVIDIA Corporation; Pitney Bowes Inc.; SanDisk Corporation; Scientific Games Corporation; Take-Two Interactive Software, Inc.; and WMS Industries Inc.

In addition to compensation data for the peer companies listed above, the Compensation Committee also reviewed executive compensation data for companies with revenues similar to those of IGT made available in surveys published by various consulting firms (i.e., Towers Watson, Mercer and Radford). With Compensia’s assistance, the Compensation Committee defined a “competitive compensation market” standard based on a weighting of 50% for the peer group of companies identified above, and 50% for the remaining data available from the surveys reviewed by the Compensation Committee. The data is weighed equally between industry-related companies and high technology-related companies included in these surveys, which is intended to mitigate the effect of anomalies that may arise from the use of a small sample size from any one source. The Compensation Committee does not specifically focus on any particular survey or company in this data, but instead uses this information as a general reference point in its decision-making process.

Fiscal 2011 Compensation

Pay Position Philosophy

Our pay positioning philosophy emphasizes incentive compensation, and places less emphasis on annual cash incentive bonuses and more emphasis on long-term equity in the pay mix for our executive officers. Under our philosophy applicable to fiscal 2011:

  Annual base salary was targeted at the 50th percentile of the competitive compensation market.
  The annual incentive bonus target, in combination with annual base salary, was targeted at the 60th percentile of the competitive compensation market for total cash compensation.
  The target for equity award value was targeted at the 75th percentile of the competitive market award value.

We believe that this positioning aligns our incentive compensation mix with competitive market compensation practices and places emphasis on the creation of long-term stockholder value. For purposes of our executive compensation applicable for fiscal 2011, the Compensation Committee did not evaluate total direct compensation as part of its analysis. For both cash and equity compensation, actual positioning and realized pay are intended to directly correlate with company performance and individual performance.

Ms. Hart’s annual base salary and annual incentive bonus for fiscal 2011 were set at levels at or slightly below the competitive compensation market levels identified above, and Ms. Hart’s equity award value for fiscal 2011 was at a level considerably above the competitive market level identified above due to the special incentive stock grant described below. The annual base salary and annual incentive bonus for our other Named Executive Officers (except for Mr. Berg) for fiscal 2011 were set at the competitive market levels identified above, and the equity award value for such Named Executive Officers for fiscal 2011 was at a level considerably above the competitive market level identified above due to the special incentive stock grant described below.

Because the Compensation Committee generally determines the target values for our current executive compensation program based on an assessment of the compensation paid by the competitive compensation market, we do not generally factor in amounts realized from prior compensation paid to the Named Executive Officers. We believe the individual components of our executive compensation program combine together to create a total compensation package for each Named Executive Officer that achieves our compensation objectives.

Fiscal 2011 Executive Compensation Program Elements

Annual Base Salaries

Annual base salaries provide our executives with a minimum fixed level of annual cash compensation. Salaries for our Named Executive Officers are generally reviewed by the Compensation Committee on an annual basis. As part of the executive compensation program in effect for fiscal 2011, the Compensation Committee sustained current annual base salary levels of our executives at approximately the 50th percentile of the competitive compensation market. This reflected our approach noted above that a significant portion of our Named Executive Officers’ compensation should be in the form of incentive compensation and long-term equity that helps to align the interests of our executives with those of our stockholders.

The Compensation Committee solely determines the compensation for the Chief Executive Officer and reviews the recommendations of the Chief Executive Officer in making its determinations regarding the compensation of our other Named Executive Officers. The Compensation Committee takes the following into consideration in setting annual base salaries for our executive officers:

  Current business conditions.
  Current market data for each executive position.
  The scope of the executive’s responsibility at IGT and in relation to those of the closest comparable positions in the market.
  The relative internal value to IGT of the position.
  The executive’s past performance and expected future contributions to IGT.

For fiscal 2011, the Compensation Committee did not change fiscal 2010 annual base salaries for the Named Executive Officers, with the exception of Mr. Cavanaugh, who received an increase in annual base salary from $300,000 to $350,000 in December 2010 based on the competitive market data positioning outlined above.

Mr. Berg’s annual base salary of $450,000 was set upon his joining the Company in July 2011. This amount was negotiated with Mr. Berg in connection with his commencing employment with IGT based on an assessment of the competitive compensation market.

Annual Incentive Bonuses

The following summarizes the key features of our incentive bonus plan applicable to our Named Executive Officers (excluding Mr. Berg) for fiscal 2011:

  Target award opportunities: Consistent with setting incentive bonus targets that in combination with annual base salary achieve the 60th percentile of the competitive market for total cash compensation, the target incentive bonus opportunity for Ms. Hart was set at 150% of her annual base salary and for all other Named Executive Officers was set at 75% of annual base salary.

  Bonus ceiling: The maximum bonus that may be awarded to each Named Executive Officer was set at an amount equal to 200% of such executive’s target incentive opportunity.

  Shared corporate performance metrics: To unify our executive team through the use of a shared set of corporate metrics, incentive bonuses were solely tied to the same corporate financial metrics of (i) consolidated revenues and (ii) operating income, adjusted to exclude cash incentives, stock-based compensation expense, and other items determined to be non-ordinary course by the Compensation Committee. Equal weight is given to each metric (i.e., 50% revenue target and 50% operating income target) in the determination of bonuses. The Compensation Committee also retained the discretion to adjust earned awards based on individual performance.

  Required minimum performance level: A required corporate “gate,” or minimum performance level, in excess of 70% of the operating income target must be achieved before any awards are paid. Failure to achieve in excess of 70% of the operating income target results in no awards being paid under the program. In addition, an excess of 95% of the consolidated revenue target is required to be achieved for payout of bonuses for this metric.

  Award determinations: Upon achievement of the minimum performance level, the award associated with each metric (i.e., revenue and operating income) is determined and paid independently. Awards are calculated for performance between threshold and target amounts and target and maximum amounts, as indicated below:

FY2011 Revenue and Operating Income Payout Curves

Performance as a Percent of Target (Plan)

In addition, the Compensation Committee is provided the discretion to make bonus awards to executives outside of the plan described above. Upon his appointment as President in July 2011, Mr. Berg received a signing bonus of $300,000. Other than with respect to Mr. Berg, the Committee did not provide any bonus awards to any Named Executive Officers outside of the plan described above.

In connection with Mr. Berg’s appointment as President in July 2011, his target incentive bonus opportunity was set at 100% of his annual base salary up to a maximum of 200% of his annual base salary. For fiscal 2011, however, Mr. Berg received a guaranteed pro-rated incentive bonus based on 100% of his annual base salary for the period from July 18, 2011 through October 1, 2011.

For fiscal 2011, the incentive bonuses for all Named Executive Officers (excluding Mr. Berg) were tied solely to achievement of consolidated revenue and operating income targets established by the Compensation Committee. Both the revenue and operating income target achievements were weighted 50% in the determination of the bonus awards. For fiscal 2011, the Compensation Committee set the financial performance targets applicable to all Named Executive Officers (excluding Mr. Berg) as follows: the consolidated revenue target was set at $1.973 billion and the operating income target was set at $593.0 million. These targets were adjusted to exclude items related to certain natural disasters, as further discussed below.

The Compensation Committee also established the target bonus opportunity for each executive, with the amount of the executive’s actual bonus being determined based on achievement of the performance factors identified above. For fiscal 2011, the Named Executive Officers’ target bonus opportunities were as follows: Ms. Hart, 150% of her annual base salary, and for all other Named Executive Officers (excluding Mr. Berg), 75% of annual base salary. For fiscal 2011, each Named Executive Officer (excluding Mr. Berg) also had a maximum bonus opportunity equal to 200% of his or her target bonus opportunity. As noted above, for fiscal 2011 Mr. Berg received a guaranteed pro-rated incentive bonus based on 100% of his annual base salary for the period from July 18, 2011 through October 1, 2011.

For fiscal 2011, the Compensation Committee awarded annual incentive bonuses to the Named Executive Officers (excluding Mr. Berg) based on the Company’s financial performance for fiscal 2011 as measured against the consolidated revenue and operating income targets established by the Compensation Committee. In early fiscal 2012, the Compensation Committee reviewed IGT’s fiscal 2011 financial results. Because of certain natural disasters in Mississippi and Australia resulting in closures and/ or sales interruptions in these areas during fiscal 2011 that were outside of management’s control, the Compensation Committee determined that the fiscal 2011 consolidated revenue and operating income targets be adjusted to account for lost revenue, gross profit and operating income due to closures and/or sales interruptions in Mississippi and Australia resulting from such natural disasters. These adjustments resulted in a consolidated revenue target of $1.959 billion and an operating income target of $581.3 million.

In addition, the Compensation Committee determined that adjustments to the operating income calculation were appropriate in connection with the following charges: (i) impairment charges related to certain aviation assets classified as held-for-sale during fiscal 2011, (ii) impairment charges related to the notes receivable held in connection with our former charitable bingo operations in Alabama, and (iii) charges related to an unusually high number and amount of severance payments to global employees.

The Company’s consolidated revenue for fiscal 2011 was approximately $1.953 billion, which represented 99.7% achievement of the consolidated revenue target as adjusted to account for the natural disasters in Mississippi and Australia as described above.

The Company’s operating income for fiscal 2011, adjusted to exclude incentives, charges related to the Entraction acquisition, losses on aviation assets held for sale and Alabama receivables, and certain global severance charges described above, was approximately $605.2 million, which represented approximately 104.1% achievement of the operating income target as adjusted to account for the natural disasters in Mississippi and Australia as described above. As stated above, an excess of 70% of the operating income target was required to be achieved for payout of any bonuses to Named Executive Officers. Because more than 70% of the operating income target was achieved, bonuses were eligible to be paid.

After it was determined that this minimum operating income target threshold was met, bonus amounts for the Named Executive Officers (excluding Mr. Berg) were calculated based on the percentage achievement for each financial performance metric in relation to its target amount, with each metric weighted 50% in determining the final bonus amounts and calculated independently of each other.

Because approximately 99.7% of the consolidated revenue target was achieved, in excess of the 95% minimum threshold required for a bonus payout for this metric, this resulted in a bonus payout for this metric equal to 46.63% of the total target bonus amount for each Named Executive Officer (excluding Mr. Berg). Because approximately 104.1% of the operating income target was achieved, in excess of the 70% minimum threshold required for a bonus payout for the operating income metric, this resulted in a bonus payout for this metric equal to 56.85% of the target bonus amount for each Named Executive Officer (excluding Mr. Berg).

Overall, the consolidated revenue and operating income target achievements for fiscal 2011 described above resulted in bonus payments at 103.48% of the overall target for each Named Executive Officer (excluding Mr. Berg). The table below sets forth the final bonus amounts for each Named Executive Officer.

Name and			Final Bonus
Principal			as a % of
Position	Target Bonus	Final Bonus	Target Bonus
Patti S. Hart
Chief Executive Officer	$1,200,000	$1,241,728	103.48%

Eric A. Berg(1)
President	N/A	$95,458	N/A

Patrick W. Cavanaugh
Executive Vice President
Chief Financial Officer, Treasurer	$262,500	$271,628	103.48%

Christopher J. Satchell
Chief Technology Officer and
Executive Vice President of
Research & Development	$267,000	$276,285	103.48%

Eric P. Tom
Executive Vice President,
North America
Sales and Global Services	$300,000	$310,431	103.48%

(1)	Mr. Berg was appointed President effective July 18, 2011. For fiscal 2011, Mr. Berg received a guaranteed pro-rated incentive bonus equal to 100% of his annual base salary for the period from July 18, 2011 through October 1, 2011.

Long-Term Incentive Equity Awards

Our policy is that the long-term compensation of our Named Executive Officers and other executive officers should be directly linked to the value provided to our stockholders. Therefore, we have historically made annual grants of long-term equity awards to provide further incentives to our executives to increase stockholder value. These long-term incentive awards generally are made annually to provide a market-competitive total compensation package in accordance with our compensation philosophy.

The Compensation Committee bases its award grants to executives each year on a number of factors, including:

  Current business conditions.
  An assessment of current and past equity usage as measured by burn rate, overhang and value delivered.
  The executive’s position with IGT and total compensation package.
  The equity participation levels of comparable executives at comparable companies.
  The executive’s contribution to the success of IGT’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and IGT, accounting impact and potential dilution effects.

The Compensation Committee approved the following revisions to the equity award component of our executive compensation program that went into effect in fiscal 2010 to increase emphasis on long-term equity awards in our executive compensation program and to further align executive and stockholder interests:

  Annual equity targets were increased to match our fiscal 2010 target equity grant value positioning at the 75th percentile of the competitive market grant value, with actual equity awards reflecting individual potential and performance as well as retention objectives.
  Annual equity award grants consist of stock options equal to 50% of the targeted long-term incentive award value and time-based restricted stock unit awards equal to 50% of the targeted long-term incentive award value.

  Additional equity may be awarded to key executives to increase ownership levels and replace forgone incentive cash compensation.

Under this approach, annual equity award grants consist of a combination of stock options and time-based restricted stock units. We grant equity in the form of stock options because we believe a substantial portion of our executives’ long-term incentive opportunity should be directly linked to creating value for our stockholders. The stock options are granted with an exercise price that is equal to the closing price of our common stock as reported on the NYSE on the date of grant of the option, so the executives will only realize value on their stock options if our stockholders realize value on their shares. The stock options vest in four equal annual installments over the four-year period following the date of grant. Vesting of stock options is subject to the continued employment of the executive officer with IGT during the four-year vesting period.

We grant equity in the form of time-based restricted stock units because we believe time-based restricted stock units encourage retention. In general, the time-based restricted stock units vest in four equal annual installments over the four-year period following the date of grant. Vesting of time-based restricted stock units is subject to the continued employment of the executive officer with IGT during the four-year vesting period. On each annual vesting date, the executive is issued shares of IGT common stock that have the value of IGT’s stock price on the day the restrictions lapse. In general, this means the executive will receive an award that has some financial value regardless of stock price volatility. However, the value of the time-based restricted stock units appreciates as the value of IGT’s stock price increases, so time-based restricted stock units also help to link executives’ interests with those of our stockholders.

In fiscal 2011, the Company’s management team, including Ms. Hart, Mr. Cavanaugh, Mr. Satchell and Mr. Tom, received the special incentive stock grants described below in lieu of the annual equity awards described above.

Upon commencement of his employment with IGT in July 2011, Mr. Berg received an initial equity grant of (i) 36,365 time-based restricted stock units, which vest in equal installments on the first, second, third and fourth anniversaries of his employment with the Company and (ii) options to purchase 112,200 shares of the Company’s common stock, which vest in equal installments on the first, second, third and fourth anniversaries of his employment with the Company. The Compensation Committee determined the level of Mr. Berg’s initial equity grant based on an assessment of the competitive compensation market by its compensation consultant.

Special Incentive Stock Grants

For fiscal 2011, in lieu of the annual equity award grants as described above, members of our management team, including Ms. Hart, Mr. Cavanaugh, Mr. Satchell and Mr. Tom, received special incentive stock grants on October 4, 2010. The Compensation Committee determined that these special incentive stock grants were necessary to provide additional retention incentives for these executives. The special incentive stock grants, made in lieu of the December 2010 annual grants to our management team, combined the normal annual grant of stock options and time-based restricted stock units with an additional grant of time-based restricted stock units. This additional grant was deemed essential to promote the longer-term retention of critical senior leadership. To achieve this goal, the time-based restricted stock units were granted with a value equal to approximately two-and-a-half times the normal annual time-based restricted stock unit grant and vest in full on the third anniversary of the grant date (rather than in four equal annual installments).

Listed below are the special stock incentive grants made to our Named Executive Officers (excluding Mr. Berg) on October 4, 2010. Mr. Berg joined IGT in July 2011 and thus did not receive this grant.

	Option Award	Restricted Stock Unit Award
	(No. of Shares Underlying Award)	(No. of Shares Underlying Award)
Patti S. Hart	353,000	363,000
Patrick W. Cavanaugh	74,000	78,400
Christopher J. Satchell	74,000	78,400
Eric P. Tom	141,000	151,300

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan, our Named Executive Officers may elect to defer up to 50% of their annual base salaries and annual incentive bonuses. We believe that providing the Named Executive Officers this deferral is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for IGT also is deferred. Please see the “Nonqualified Deferred Compensation” table and related narrative below for a description of these benefits.

Severance and Other Benefits upon Termination of Employment

We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of IGT’s long-term success, particularly at times of major business transactions. The Compensation Committee believes IGT is best served by offering severance protections in certain circumstances to our top executives. Accordingly, we provided such protections for Ms. Hart in her employment agreement and for the other Named Executive Officers, as well as other executives that report directly to Ms. Hart, in executive transition agreements.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, Ms. Hart, the other Named Executive Officers and the other executives reporting directly to Ms. Hart are entitled to severance benefits in the event of a termination of employment by IGT without cause, for good reason, or due to death or disability. We have determined that it is appropriate to provide severance protections in these respective circumstances both in light of each of their positions at IGT and to encourage sound decision-making by the top executive team as a group.

Policy with Respect to Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee also considers the anticipated tax treatment to IGT and to the executives of various payments and benefits, including the effect of Section 162(m). The Compensation Committee retains discretion, however, to implement executive compensation programs that may not be deductible under Section 162(m) if the Compensation Committee believes the programs are nevertheless appropriate to help achieve our primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of IGT and our stockholders.

Subsequent Committee Actions – Fiscal 2012 Program

In the second half of fiscal 2011, our Compensation Committee reviewed our executive compensation program with our management and Compensia, our independent compensation consultant. As a result of this review, the Compensation Committee approved the modifications to our executive compensation program effective for fiscal 2012 described below.

Annual Base Salary

For fiscal 2012, the Compensation Committee increased the target annual base salary for the executive officers from the 50th percentile to the 75th percentile of the competitive compensation market. The Compensation Committee approved this change to better align our executives’ annual base salaries with competitive market compensation rates in comparison to our peer group while also improving our ability to attract and retain executive talent.

Annual Incentive Bonuses

For fiscal 2012, the Compensation Committee modified the required minimum performance levels for the revenue and operating income targets under our annual incentive bonus plan as follows:

  The required corporate “gate,” or minimum performance level of the operating income target that must be achieved before payout of any bonus under the program, was increased from in excess of 70% of the operating income target to in excess of 80% of the operating income target.
  With respect to the consolidated revenue component of the incentive bonus program:
  The minimum required threshold for any payout of this portion of the bonus decreased 15%, to an excess of 80% of the revenue target.
  The threshold to achieve the maximum payout of this portion of the bonus (i.e., 200% of the portion of each executive’s target award opportunity tied to the revenue component) increased 5%, to an excess of 115% of the revenue target.
  With respect to the operating income component of the incentive bonus program:
  The minimum required threshold for any payout of this portion of the bonus increased 10%, to an excess of 80% of the operating income target.
  The threshold to achieve the maximum payout of this portion of the bonus (i.e., 200% of the portion of each executive’s target award opportunity tied to the operating income component) decreased 15%, to an excess of 115% of the operating income target.

The Compensation Committee approved these changes to better align our annual incentive bonus program with the practices of the competitive compensation market. Additionally, the thresholds applicable to the minimum and maximum bonus payout for both the consolidated revenue and operating income components of the program were made consistent to provide for a more comprehensible bonus structure.

Long-Term Incentive Equity Awards

For fiscal 2012, the Compensation Committee approved the following modifications to our equity award plan design:

  Annual equity grants will consist of (i) time-based restricted stock units and (ii) restricted stock units subject to both time-based and performance-based vesting requirements, with annual equity award grants consisting of time-based restricted stock units equal to 80% of the annual grant award value and restricted stock units subject to both time-based and performance-based vesting requirements equal to 20% of the annual grant award value.
  Each executive officer will receive an annual equity award grant with a total overall award value equal to 75% of such executive officer’s long-term incentive award value target, which may be adjusted upward or downward in the Compensation Committee’s discretion.
  Time-based restricted stock units will retain the same vesting terms (i.e., vest in four equal annual installments over the four-year period following the date of grant).
  With respect to restricted stock units subject to both time-based and performance-based vesting requirements:
  Vesting of such awards will be measured against a performance target metric established by the Compensation Committee on an annual basis. For fiscal 2012, the Compensation Committee selected free cash flow as the performance target metric. Vesting of such awards is also subject to the continued employment of the executive officer with IGT during the vesting period.
  Achievement of the applicable performance target will be measured on an annual basis generally over a three-year period. Upon achievement of the performance target for a given year, vesting will occur for the applicable portion of the award (which is one-third of the award, plus any one-third portion carried over from the previous year as described below, if applicable). Upon vesting, an award recipient is granted shares of IGT common stock.
  Any portion of an award not earned in a given year due to failure to achieve the applicable performance target for such year will be carried over once to the subsequent year and may be earned upon achievement of the target for such subsequent year. Such carried-over portion is forfeited if the applicable performance target is not achieved in such subsequent year. With respect to the one-third portion of the award subject to performance measurement in year three of an award, such portion may be carried over to a fourth year in the event the performance measure applicable to such portion of the award is not achieved in year three.
  Stock options are suspended as a component of annual equity awards.
  New hire award grants for executive officers will consist entirely of time-based restricted stock units.

The Compensation Committee approved the use of restricted stock units subject to both time-based and performance-based vesting requirements in order to implement a market best practice as a tool to promote both executive retention and achievement of company-wide performance goals. The Compensation Committee also deemed it appropriate to reduce the overall target value of stock awards by 25% in light of the fact that awards will consist entirely of full-value awards (compared to awards consisting, in part, of stock options). Exclusive use of full-value awards also allows for utilization of the existing award pool for an extended period of time.

The Compensation Committee selected free cash flow as the performance measurement target applicable to performance-based awards for fiscal 2012 as a further incentive to drive this key performance metric for the year. Use of this measure is also consistent with the performance-based restricted stock units previously granted to Ms. Hart during fiscal 2009, which has used the same performance measure for fiscal 2010 and fiscal 2011.

Executive Stock Ownership Guidelines

The Compensation Committee approved the implementation of stock ownership guidelines for executive officers, effective October 2, 2011. The guidelines apply to (i) the Chief Executive Officer, (ii) any officer who is designated by the board of directors as an “officer” for purposes of Section 16 of the Securities Exchange Act, as amended (a “Section 16 Officer”), and (iii) any officer other than a Section 16 Officer who reports directly to the Chief Executive Officer (a “Direct Report,” and the Direct Reports, together with the Chief Executive Officer and the Section 16 Officers, the “Covered Officers”). The Compensation Committee approved implementation of executive stock ownership guidelines as an additional tool to align the interests of our executive officers with our stockholders through the promotion of long-term equity ownership.

Under the guidelines, a Covered Officer should acquire and maintain, as long as he or she remains a Covered Officer following the applicable time set forth below, shares of IGT common stock with a fair market value equal to at least the applicable target level (expressed as a multiple of the Covered Officer’s base salary as in effect from time to time) determined as follows:

Ownership Target as a
Position	Multiple of Base Salary
Chief Executive Officer	3.0x
Section 16 Officer	2.0x
Other direct reports to Chief Executive Officer at
Vice President Level and above	1.0x

For purposes of the guidelines, the following sources of IGT common stock ownership are taken into account: (i) vested shares beneficially owned by a Covered Officer (regardless of whether the Covered Officer acquired the shares on the market, through an IGT equity award plan, or otherwise) and (ii) fifty percent (50%) of the intrinsic value of vested and unexercised Company stock options held by the Covered Officer.

A Covered Officer is expected to satisfy the applicable level of stock ownership by the later of (i) four years after the date he or she first becomes a Covered Officer and (ii) October 2, 2015 (i.e., four years after the effective date of the guidelines).

Compensation Committee Report on Executive Compensation (1)

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the SEC.

Compensation Committee of the Board of Directors

Paget L. Alves (Chairman)
Greg Creed
Robert J. Miller

(1)	SEC filings sometimes “incorporate information by reference.” This means IGT is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless IGT specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

Mr. Alves, Mr. Creed, Mr. Miller, Mr. Roberson, and Mr. Sadusky each served on the Compensation Committee during all or part of fiscal 2011. None of these directors is or has been a former or current executive officer or employee of IGT or had any relationships requiring disclosure by IGT under Item 404 of Regulation S-K promulgated by the SEC. None of IGT’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2011.

Summary Compensation Table - Fiscal 2011, 2010 and 2009

The following table presents information regarding compensation of each of our Named Executive Officers for services rendered during fiscal 2011, 2010 and 2009.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All
Name and				Stock	Option	Incentive Plan	Compensation	Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (2)	($) (1)	($)	($) (3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Patti S. Hart (4)(8)	2011	800,000	—	4,827,900	1,658,747	1,241,728	—	5,187	8,533,562
Chief Executive	2010	800,000	—	2,100,007	2,100,001	480,000	—	2,423	5,482,431
Officer	2009	393,846	400,000	2,066,163	2,436,156	800,000	—	94,168	6,190,333
Eric A. Berg (5)(8)	2011	86,538	395,458	667,661	698,445	—	—	410,952	2,259,054
President
Patrick W. Cavanaugh	2011	339,038	—	1,042,720	347,726	271,628	—	5,598	2,006,710
Executive Vice President	2010	300,000	—	474,994	475,002	90,000	—	2,995	1,342,991
Chief Financial Officer	2009	279,072	100,000	74,836	99,998	236,269	—	13,712	803,887
and Treasurer
Christopher J. Satchell (6)(8)	2011	356,000	—	1,042,720	347,726	276,285	—	13,615	2,036,346
Chief Technology Officer	2010	305,385	—	686,107	437,502	106,800	—	50,812	1,586,606
and Executive Vice
President of Research &
Development
Eric P. Tom (7)(8)	2011	400,000	—	2,012,290	662,559	310,431	—	5,436	3,390,716
Executive Vice President,	2010	346,635	—	880,945	637,789	120,000	—	227,487	2,212,856
North America Sales
and Global Services

(1)	As described in the “Compensation Discussion and Analysis” above, the Named Executive Officers’ annual bonuses consist of a cash bonus pursuant to each executive’s annual incentive award. The threshold, target and maximum amounts for each Named Executive Officer’s annual incentive award are reported in the “Grants of Plan-Based Awards” table below. For fiscal 2011 and 2010, the actual amounts awarded to each Named Executive Officer under the bonus program were reflected in column (g) above. In fiscal 2009, the Named Executive Officers’ annual bonuses generally consisted of two components–a cash bonus pursuant to each executive’s annual incentive award and a cash bonus pursuant to our Cash Sharing Program. In addition, Mr. Berg was paid a bonus of $300,000 in fiscal 2011 when he was appointed IGT’s President and received a guaranteed pro-rated incentive bonus equal to 100% of his annual base salary for the period from July 18, 2011 through October 1, 2011, Ms. Hart was paid a bonus of $400,000 in fiscal 2009 when she was appointed IGT’s President and Chief Executive Officer, and Mr. Cavanaugh received a discretionary bonus of $100,000 in fiscal 2009. Each of these discretionary bonuses is reflected in column (d) of the table above.

(2)	The amounts reported in columns (e) and (f) of the table above reflect the aggregate grant date fair value of stock and option awards, respectively, granted in 2011, 2010 and 2009, respectively, as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation disregarding any estimate of forfeitures related to service-based vesting conditions. No stock or option awards granted to Named Executive Officers were forfeited during fiscal 2011. A discussion of assumptions and methodologies used to calculate the compensation amounts for stock and option awards is available in our Annual Reports on Form 10-K for fiscal 2011. For information about the stock awards and option awards granted to our Named Executive Officers in fiscal 2011, please see the discussion under “Grants of Plan-Based Awards” below.

(3)	The amounts reported for fiscal 2011 in column (i) of the Summary Compensation Table under the heading “All Other Compensation” include: (a) term life insurance premiums; (b) IGT’s matching cash contributions under the 401(k) plan; (c) profit sharing forfeiture allocations; (d) tax gross-ups; (e) club dues; (f) gifts; (g) personal aircraft usage; and (h) medical reimbursements. In addition, the amounts reported for Mr. Berg in fiscal 2011 include $410,063 for relocation expenses.

(4)	Ms. Hart was appointed President and Chief Executive Officer effective April 1, 2009. Ms. Hart served as President until the appointment of Mr. Berg effective July 18, 2011 and continues to serve as Chief Executive Officer.

(5)	Mr. Berg was appointed President effective July 18, 2011.

(6)	Mr. Satchell was appointed Executive Vice President of Research & Development in August 2010.

(7)	Mr. Tom was appointed Executive Vice President, North America Sales and Global Services effective September 20, 2011. Prior to this appointment, Mr. Tom served as Chief Operating Officer.

(8)	Because Mr. Satchell and Mr. Tom were not named executive officers for 2009, in accordance with SEC rules, only information for 2011 and 2010 is being disclosed. Because Mr. Berg was not an executive officer in 2010 and 2009, in accordance with SEC rules, only information for 2011 is being disclosed.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for fiscal years 2011, 2010 and 2009. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted stock awards. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and restricted stock awards granted during fiscal 2011, provides information regarding the long-term equity incentives awarded to our Named Executive Officers. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements - Salary and Bonus Amounts

We have entered into an employment agreement with Ms. Hart. Ms Hart’s employment agreement does not have a specified term. The employment agreement provides that Ms. Hart will receive an annualized base salary of $800,000, subject to annual review by the Compensation Committee, and a one-time bonus of $400,000 upon signing the agreement. The Compensation Committee approved an increase in annual base salary for Ms. Hart to $1,000,000, effective December 2011. The employment agreement also provided for annual bonuses for Ms. Hart with a target annual bonus equal to 200% of her base salary and a maximum annual bonus equal to 240% of her base salary; these targets were reduced to 150% and 200%, respectively, for fiscal 2011 with Ms. Hart’s consent. The amount of the annual bonus is to be determined based on IGT’s financial performance during the year and Ms. Hart’s achievement of non-financial performance objectives, as determined by the Compensation Committee for that year. The Compensation Committee will determine Ms. Hart’s actual bonus amount each year. The employment agreement also provides for Ms. Hart to participate in IGT’s employee benefit plans and programs in accordance with the terms of such plans or programs. Provisions of this agreement relating to outstanding equity incentive awards and post-termination employment benefits are discussed below under the applicable sections of this proxy statement.

We do not have employment agreements with our Named Executive Officers other than Ms. Hart, and as a result their base salary and bonus opportunities are not fixed by contract. The terms of severance agreements we entered into with each of the Named Executive Officers are described below under “Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards - Fiscal 2011

The following table presents information regarding the incentive awards granted to our Named Executive Officers for fiscal 2011.

										All Other
										Option
										Awards,
										Number
										of
									All Other	Securities
									Stock	Underlying
									Awards,	Options		Grant
									Number	($)	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			of	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Price of	Stock and
			Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date		($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)(1)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patti S. Hart	N/A	(2)	—	1,200.000	2,400.000	—	—	—	—	—	—	—
	10/4/2010		—	—	—	—	—	—	363,000	—	—	4,827,900
	10/4/2010		—	—	—	—	—	—	—	353,000	14.01	1,658,747
Eric A. Berg	N/A	(2)	—	N/A	N/A	—	—	—	—	—	—	—
	7/28/2011		—	—	—	—	—	—	36,365	—	—	667,661
	7/28/2011		—	—	—	—	—	—	—	21,108	18.95	131,397
	7/28/2011		—	—	—	—	—	—	—	91,092	18.95	567,048
Patrick W. Cavanaugh	N/A	(2)	—	262,500	525,000	—	—	—	—	—	—	—
	10/4/2010		—	—	—	—	—	—	78,400	—	—	1,042,720
	10/4/2010		—	—	—	—	—	—	—	74,000	14.01	347,726
Christopher J. Satchell	N/A	(2)	—	267,000	534,000	—	—	—	—	—	—	—
	10/4/2010		—	—	—	—	—	—	78,400	—	—	1,042,720
	10/4/2010		—	—	—	—	—	—	—	74,000	14.01	347,726
Eric P. Tom	N/A	(2)	—	300,000	600,000	—	—	—	—	—	—	—
	10/4/2010		—	—	—	—	—	—	151,300	—	—	2,012,290
	10/4/2010		—	—	—	—	—	—	—	141,000	14.01	662,559

(1)	The amounts reported in column (l) reflect the aggregate grant date fair value of the awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation Table.

(2)	These entries report the target and maximum amounts for each Named Executive Officer’s fiscal 2011 annual incentive bonus opportunity (other than for Mr. Berg) as described under “Compensation Discussion and Analysis—Annual Incentive Bonuses” above. There are no threshold amounts for these awards. For fiscal 2011, Mr. Berg received a guaranteed pro-rated incentive bonus equal to 100% of his annual base salary for the period from July 18, 2011 through October 1, 2011.

Description of Plan-Based Awards

The material terms of each of the “Non-Equity Incentive Plan Awards” reported in the Grants of Plan-Based Awards Table are described in the “Compensation Discussion and Analysis” above.

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of our 2002 Stock Incentive Plan, as amended (the “SIP”). The SIP is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the SIP, if there is a change in control of IGT, outstanding awards granted under the plan (including awards granted to the Named Executive Officers) will generally become fully vested and, in the case of options, exercisable upon the occurrence of the transaction. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled, subject to any provision made by the board of directors or Compensation Committee for the options to be assumed or to otherwise continue following the transaction.

Options

The per share exercise price of each option reported in Column (k) of the table above is equal to the closing market price of a share of our common stock on the date of grant of the option. Each option granted to our Named Executive Officers in fiscal 2011 is scheduled to vest in four installments on each of the first four anniversaries of the grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2011 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. If the Named Executive Officer is terminated by us for cause, the option (whether or not vested) will immediately terminate.

Restricted Stock Units

Column (i) of the table above reports awards of time-based restricted stock units granted to our Named Executive Officers for fiscal 2011. Awards of restricted stock units granted to our Named Executive Officers, other than Mr. Berg, for fiscal 2011 are scheduled to vest in full on the third anniversary of the grant date, provided that the executive continues to be employed with us through the vesting date. Awards of restricted stock units granted to Mr. Berg for fiscal 2011 are scheduled to vest in four installments on each of the first four anniversaries of the grant date, provided that the executive continues to be employed with us through the vesting date. Prior to the time the units become vested, the Named Executive Officer does not have rights to receive dividends or to dispose of the restricted stock units.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of the last day of fiscal 2011, including the vesting dates for the portions of these awards that had not vested as of that date.

Option Awards

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option
		Options	Options		Exercise	Option
	Option	Exercisable	Unexercisable		Price	Expiration
Name	Grant Date	(#)	(#)		($)	Date
(a)		(b)	(c)		(e)	(f)
Patti S. Hart	6/15/2006	40,000	—		36.43	6/15/2016
	3/6/2007	24,000	—		39.95	3/6/2017
	2/27/2008	11,000	—		47.12	2/27/2018
	3/20/2009	330,852	330,852	(2)	9.12	3/20/2019
	12/2/2009	68,963	206,892	(3)	18.97	12/2/2019
	10/4/2010	—	353,000	(4)	14.01	10/4/2020
Eric A. Berg	7/28/2011	—	21,108	(5)	18.95	7/28/2021
	7/28/2011	—	91,092	(5)	18.95	7/28/2021
Patrick W. Cavanaugh	4/19/2004	10,800	—		46.15	4/19/2014
	4/19/2004	14,200	—		46.15	4/19/2014
	12/6/2004	10,000	—		35.06	12/6/2014
	12/31/2004	10,000	—		34.38	12/31/2014
	11/10/2006	4,568	—		42.72	11/10/2016
	5/11/2007	8,150	—		38.91	5/11/2017
	5/9/2008	10,462	3,488	(6)	35.26	5/9/2018
	11/14/2008	13,935	13,936	(7)	10.74	11/14/2018
	12/2/2009	15,599	46,797	(3)	18.97	12/2/2019
	10/4/2010	—	74,000	(4)	14.01	10/4/2020
Christopher J. Satchell	8/3/2009	9,794	9,794	(8)	20.42	8/3/2019
	8/3/2009	17,706	17,706	(8)	20.42	8/3/2019
	12/2/2009	14,367	43,103	(3)	18.97	12/2/2019
	10/4/2010	—	74,000	(4)	14.01	10/4/2020
Eric P. Tom	8/3/2009	9,794	9,794	(8)	20.42	8/3/2019
	8/3/2009	12,706	12,706	(8)	20.42	8/3/2019
	12/2/2009	14,367	43,103	(3)	18.97	12/2/2019
	6/14/2010	6,653	19,960	(9)	19.23	6/14/2020
	10/4/2010	—	141,000	(4)	14.01	10/4/2020

Stock Awards

Number	Market Value	Equity Incentive Plan
of Shares	of Shares	Equity Incentive Plan	Awards: Market or
or Units of	or Units of	Awards: Number of	Payout Value
Stock That	Stock That	Unearned Shares,	of Unearned Shares,
Have Not	Have Not	Units or other Rights	Units or Other Rights
Award Grant	Vested	Vested	That Have Not Vested	That Have Not Vested
Name	Date	($)	($) (1)	(#)	($) (1)
(a)	(g)	(h)	(i)	(j)
Patti S. Hart	3/20/2009	58,480	(2)	849,714	—	—
3/20/2009	—	—	29,240	(10)	424,857
12/2/2009	85,692	(3)	1,245,105	—	—
10/4/2010	363,000	(11)	5,274,390	—	—
Eric A. Berg	7/28/2011	36,365	(5)	528,383	—	—
Patrick W. Cavanaugh	5/9/2008	888	(6)	12,903	—	—
11/14/2008	3,484	(7)	50,623	—	—
12/2/2009	19,383	(3)	281,635	—	—
10/4/2010	78,400	(11)	1,139,152	—	—
Christopher J. Satchell	8/3/2009	6,750	(8)	98,078	—	—
12/2/2009	10,145	(3)	147,407	—	—
12/2/2009	17,853	(3)	259,404	—	—
10/4/2010	78,400	(11)	1,139,152
Eric P. Tom	8/3/2009	6,500	(8)	94,445	—	—
12/2/2009	9,934	(3)	144,341	—	—
12/2/2009	17,853	(3)	259,404	—	—
6/14/2010	8,043	(9)	116,865	—	—
10/4/2010	151,300	(11)	2,198,389	—	—

(1)	The dollar amounts shown in Columns (h) and (j) are determined by multiplying (x) the number of shares or units reported in Columns (g) and (i), respectively, by (y) $14.53 (the closing price of our common stock on the last trading day of fiscal 2011).

(2)	The unvested portion of this award is scheduled to vest in two installments on March 20, 2012 and March 20, 2013.

(3)	The unvested portions of these awards are scheduled to vest in three installments on December 2, 2011, December 2, 2012 and December 2, 2013.

(4)	The unvested portions of these awards are scheduled to vest in four installments on October 4, 2011, October 4, 2012, October 4, 2013 and October 4, 2014.

(5)	The unvested portions of these awards are scheduled to vest in four installments on July 28, 2012, July 28, 2013, July 28, 2014 and July 28, 2015.

(6)	The unvested portion of this award is scheduled to vest in one installment on November 12, 2011.

(7)	The unvested portion of this award is scheduled to vest in two installments on November 14, 2011 and November 14, 2012.

(8)	The unvested portions of these awards are scheduled to vest in two installments on August 3, 2012 and August 3, 2013.

(9)	The unvested portion of this award is scheduled to vest in three installments on June 14, 2012, June 14, 2013 and June 14, 2014.

(10)	The vesting of the shares subject to this award is determined based on performance criteria established by the Compensation Committee for each of fiscal years 2009, 2010, 2011 and 2012. The unvested portion of this award is eligible to vest on the second Friday of the November following the applicable fiscal year with respect to 14,620 shares, plus up to 50% of the cumulative unvested shares subject to the award as of the beginning of the applicable fiscal year. For the portion of Ms. Hart’s performance share award scheduled to vest for fiscal 2011, the Compensation Committee established a goal for free cash flow (before dividends) to exceed $315.7 million. Free cash flow (before dividends) for fiscal year 2011 was $407.3 million, resulting in vesting of 100% of the shares eligible to vest based on fiscal 2011 performance.

(11)	The unvested portions of these awards are scheduled to vest in one installment on October 4, 2013.

Option Exercises and Stock Vested - Fiscal 2011

The following table presents information regarding the vesting during fiscal 2011 of other stock awards previously granted to the Named Executive Officers. There were no exercises of stock options during fiscal 2011 by any of the Named Executive Officers.

	Stock Awards
	Number of	Value
	Shares Acquired	Realized
	on Vesting	on Vesting
Name	(#)	($) (1)
(a)	(d)	(e)
Patti S. Hart	72,423	1,148,798
Eric A. Berg	—	—
Patrick W. Cavanaugh	10,781	171,052
Christopher J. Satchell	12,706	205,226
Eric P. Tom	15,192	244,903

(1)	The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation - Fiscal 2011

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ balances under our nonqualified defined contribution plans during fiscal 2011 and the total deferred amounts for the Named Executive Officers as of the last day of fiscal 2011.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($) (1)	($)	($) (2)
(a)	(b)	(c)	(d)	(e)	(f)
Patti S. Hart	—	—	—	—	—
Eric A. Berg	—	—	—	—	—
Patrick W. Cavanaugh	61,952	—	—	—	860,873
Christopher J. Satchell	—	—	—	—	—
Eric P. Tom	—	—	—	—	—

(1)	The earnings on deferred compensation included in Column (d) above are not included as compensation for the Named Executive Officers in the current or prior years’ Summary Compensation Table in accordance with SEC rules as these earnings are not considered to be at above-market rates.

(2)	Contributions made by the Named Executive Officers and the registrant were disclosed in the Summary Compensation Table in prior years’ proxy statements.

Nonqualified Deferred Compensation Plan

Under our Deferred Compensation Plan, the Named Executive Officers and other key employees generally may elect to receive a portion of their compensation reported in the Summary Compensation Table above on a deferred basis. Under the plan, each participant may elect to defer up to 50% of his or her base salary, discretionary cash bonuses, bonuses awarded under our cash sharing program and any commissions he or she may earn. In addition, IGT may make discretionary contributions each year to participants’ accounts under the Deferred Compensation Plan. Participants become vested in any contributions by IGT that are credited to their accounts under the Deferred Compensation Plan (and earnings on those contributions) after completing seven years of service, or upon death or a change in control of IGT.

Participants in the Deferred Compensation Plan may elect among the investment funds offered under the plan for purposes of determining the earnings on their plan accounts. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant’s employment, although participants may elect an earlier distribution date. Distributions are generally paid in a lump sum, but participants who terminate employment after age 55 may receive payment in annual installments if they so elect at the time they commence participating in the plan.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with IGT and/or a change in control of IGT. As noted above, outstanding equity-based awards held by our Named Executive Officers may be subject to accelerated vesting in connection with a change in control of IGT under the terms of our SIP or, in the case of outstanding awards granted prior to September 22, 2002, may be subject to accelerated vesting in connection with a change in control of IGT under our 1993 Stock Option Plan (the “1993 Plan”).

Patti S. Hart

Cash Severance. Ms. Hart’s employment agreement, described above under “Description of Employment Agreements—Salary and Bonus Amounts,” provides for certain benefits to be paid to Ms. Hart in connection with a termination of her employment with IGT under certain circumstances. If Ms. Hart’s employment is terminated either by IGT without cause (as defined in the employment agreement), or by Ms. Hart for good reason (as defined in the employment agreement), or due to Ms. Hart’s death or disability, Ms. Hart will be entitled to (1) a severance benefit equal to one times her base salary (at the highest annualized rate in effect at any time during the employment term), payable in 12 monthly installments following her termination; (2) a pro-rata portion of her annual incentive bonus for the year of the termination; and (3) reimbursement by IGT of her premiums for continued health coverage under COBRA for one year following her termination. IGT’s obligation to make these severance payments is contingent on Ms. Hart’s executing a release of claims in favor of IGT at the time of her termination and on her compliance with her covenant not to compete with IGT during the one-year period following termination as described below.

Equity Awards. If Ms. Hart’s employment is terminated by IGT without cause or by Ms. Hart for good reason, the stock option and restricted stock awards granted to her in March 2009, to the extent then outstanding and unvested, would become fully vested. (For these purposes, the terms “cause” and “good reason” are used as defined in Ms. Hart’s employment agreement.) If Ms. Hart’s employment terminates due to her death or disability, the stock option and time-based restricted stock award granted to her in March 2009 would become fully vested, and the performance-based restricted stock award granted to her in March 2009 will vest on a prorated basis for the year in which the termination occurs. (See the table above under “Outstanding Equity Awards at 2011 Fiscal Year-End” for more information on these awards.) If a change in control of IGT occurs and Ms. Hart is then still employed with IGT (or her employment terminated not more than 30 days before the change in control), the stock option and restricted stock awards granted to her in March 2009, to the extent then outstanding and unvested, would become fully vested. In addition, outstanding equity-based awards held by Ms. Hart may also be subject to accelerated vesting in connection with a change in control of IGT under the terms of our SIP and 1993 Plan as noted above.

Restrictive Covenants. Pursuant to Ms. Hart’s employment agreement, she has agreed not to disclose any confidential information of IGT at any time during or after her employment with IGT. Ms. Hart has also agreed that during and for a one-year period after her employment with IGT, she will not engage in competition with IGT in any manner. In addition, Ms. Hart has agreed that, for a period of one year following a termination of her employment with IGT, she will not solicit any IGT employee who earns $75,000 or more annually or any person or entity who was a customer, supplier or contractor of IGT within the preceding 12-month period.

Other Named Executive Officers

As noted above, we entered into executive transition agreements with each of the Named Executive Officers other than Ms. Hart. Under the agreements with Mr. Berg, Mr. Cavanaugh, Mr. Satchell and Mr. Tom, if the executive’s employment is terminated either by IGT without cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive will be entitled to (1) a severance benefit equal to one times the executive’s base salary (at the highest annualized rate in effect at any time during the 24 months prior to termination), payable in lump sum (in the case of Mr. Satchell and Mr. Tom) or 12 equal, monthly installments (in the case of Mr. Berg and Mr. Cavanaugh) and in accordance with our normal payroll practice; (2) a pro-rata portion of the executive’s annual incentive bonus for the year of the termination, payable in a single sum payment within 30 days following the termination (in the case of Mr. Cavanaugh, Mr. Satchell and Mr. Tom) or 12 equal, monthly installments (in the case of Mr. Berg); (3) payment or reimbursement by IGT of the executive’s premiums for continued health coverage under COBRA for up to one year following termination; and (4) accelerated vesting of any portion of the executive’s equity-based awards, to the extent then outstanding and unvested, that was scheduled to vest during the 12-month period following the termination of the executive’s employment. IGT’s obligation to make these severance payments is contingent on the executive’s executing a release of claims in favor of IGT at the time of his or her termination.

Quantification of Severance/Change in Control Benefits

The following tables quantify the benefits each of our Named Executive Officers would have been entitled to receive if a termination of his or her employment under the circumstances described above and/or a change in control of IGT had occurred on the last day of fiscal 2011. As in the case of such a termination, the executive would have been entitled to the full amount of the annual incentive bonus otherwise payable for fiscal 2011, the pro-rata bonus provisions of the agreements described above would not apply.

Termination of Employment Without Cause or for Good Reason (1)

		Continued	Equity
	Cash Severance	Health Benefits	Acceleration (2)	Total
Name	($)	($)	($)	($)
Patti S. Hart	2,041,728	13,345	3,064,481	5,119,554
Eric A. Berg	545,458	21,657	133,910	701,025
Patrick W. Cavanaugh	621,628	12,282	175,033	808,943
Christopher J. Satchell	632,285	7,134	200,509	839,928
Eric P. Tom	710,431	21,657	249,173	981,261

(1)	As described above, these executives would be entitled to receive these benefits if the executive’s employment were terminated by IGT without cause or by the executive for good reason.

(2)	For options, this value is calculated by multiplying the amount (if any) by which the closing price of IGT’s common stock on the last trading day of the fiscal year exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock, this value is calculated by multiplying the closing price of IGT’s common stock on the last trading day of the fiscal year by the number of shares subject to the accelerated portion of the award.

Termination of Employment Due to Death or Disability

		Continued	Equity
	Cash Severance	Health Benefits	Acceleration (1)	Total
Name	($)	($)	($)	($)
Patti S. Hart	2,041,728	13,345	2,852,052	4,907,125

(1)	See footnote (2) of the table above for the calculation of these amounts.

Change in Control Benefits

		Equity
	Cash Severance	Acceleration (1)
Name	($)	($)
Patti S. Hart	—	4,493,146
Eric A. Berg	—	528,383
Patrick W. Cavanaugh	—	436,458
Christopher J. Satchell	—	543,368
Eric P. Tom	—	688,375

(1)	See footnote (2) to the Termination of Employment Without Cause or for Good Reason table above for the calculation of these amounts. For purposes of this calculation, we have assumed full acceleration of all outstanding and unvested equity awards held by each of our Named Executive Officers as of the last day of fiscal 2011.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company asks that you indicate your approval of the compensation of our Named Executive Officers as disclosed in this proxy statement under the heading “Executive Compensation.” Because your vote is advisory, it will not be binding on the board of directors. However, the board of directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company intends to include in its proxy statement on an annual basis an advisory vote regarding named executive officer compensation. The Company implemented this policy following the 2011 annual meeting of stockholders, at which a majority of stockholders voting on a resolution on the topic voted in favor of holding an advisory vote on executive compensation on an annual basis. The next advisory vote on the compensation paid to our Named Executive Officers will occur at the 2013 Annual Meeting.

As described in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are to:

  Attract and retain top quality executives whose talent and leadership are critical to the accomplishment of our business objectives;
  Motivate executives to provide outstanding leadership and achieve our financial and strategic goals by directly and substantially linking short-term compensation to a shared set of measureable corporate goals set forth in the strategic plan;
  Create and sustain a sense of priority surrounding strategic execution and accountability for achieving key business objectives;
  Align the interests of executives, employees and stockholders by emphasizing equity in our executives’ total compensation;
  Provide executives with reasonable security and a long-term employment focus through a combination of 401(k) retirement benefits, executive deferred compensation opportunities, and severance and other termination benefits that motivate them to continue employment and to achieve goals that will help IGT remain competitive and thrive in the long term; and
  Ensure pay programs are efficient and easily understood by participants in order to drive intended results.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

  Bonuses under the Company’s incentive bonus plan are based on the Company’s achievement of pre-determined performance metrics that are set by the Compensation Committee. Failure to achieve a minimum performance level of these metrics results in no payout for the relevant performance period. The Compensation Committee selects performance measures that it believes are the best measures of the Company’s success and aligned with drivers of long-term stockholder value.
  A substantial portion of executives’ compensation is awarded in the form of long-term incentive equity awards. In fiscal 2011, these awards were comprised of stock options and time-based restricted stock units in order to align the executive officers’ incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance and competitive norms. In addition, in fiscal 2012, these awards are comprised of time-based restricted stock units and restricted stock units subject to both time-based and performance-based vesting requirements.
  To further align the interests of our executive officers with our stockholders, the Company adopted new stock ownership guidelines effective for fiscal 2012 pursuant to which all of the Company’s executive officers are expected to hold a certain level of IGT common stock.
  The Compensation Committee retains and, in setting the Company’s executive compensation policies, regularly seeks the advice of an independent compensation consultant.

Recommendation of IGT Board of Directors

If a quorum is present, in order to approve the advisory vote on executive compensation, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal must vote in favor of it. Abstentions will not be considered votes cast on the proposal but are counted as shares entitled to vote on the proposal. Broker non-votes will not be considered votes cast, or as shares entitled to vote, on the proposal, and therefore will not be counted for purposes of determining the outcome of the proposal.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

Our board of directors recommends a vote FOR the approval of the advisory resolution relating to the compensation of our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending September 30, 2012. The board of directors recommends that the stockholders ratify the appointment of PwC by the Audit Committee to audit our financial statements for the current fiscal year ending September 30, 2012. We expect a PwC representative will attend the annual meeting, have an opportunity to make a statement if desired, and be available to respond to appropriate questions.

Although ratification by the stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined it a good corporate practice to request stockholder ratification of its selection of the independent registered public accounting firm. In the event the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment. The Audit Committee, in its discretion, may change the appointment at any time if it determines a change would be in the best interests of IGT and its stockholders.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

Audit Committee Report

The Audit Committee assists the board of directors in overseeing the quality of IGT’s accounting, auditing and financial reporting practices in accordance with its written charter.

The Audit Committee consists of three members, each satisfying the applicable SEC and NYSE requirements for independence, financial literacy and experience for audit committee members. Management is responsible for the financial reporting process, preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to insure compliance with accounting standards and applicable laws and regulations. IGT’s independent auditors are responsible for auditing IGT’s financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal 2011, the Audit Committee held thirteen meetings and acted by unanimous written consent on one other occasion. The Audit Committee met and held discussions with management, the internal auditors and the independent auditors, PwC. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors and the independent auditors. The Audit Committee discussed matters with PwC required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees, as amended.”

The Audit Committee reviewed and discussed the audited consolidated financial statements of IGT as of and for the year ended September 30, 2011 with management and the independent auditors. The board of directors, including the Audit Committee, received an opinion of PwC as to the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met regularly with the internal and independent auditors and management to discuss examination results, evaluations of IGT’s internal controls, and the overall quality of IGT’s accounting principles.

In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning its independence, and has discussed with PwC its independence. In particular, the Audit Committee discussed with PwC any relationships that may have an impact on their objectivity and independence and is satisfied with PwC’s independence. The Audit Committee also considered whether PwC’s provision of other non-audit services to IGT is compatible with maintaining independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services.

Based on the review and discussions mentioned above, subject to the limitations on our role and responsibility described above and in the Audit Committee Charter, the Audit Committee recommended to the board of directors that IGT’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.

AUDIT COMMITTEE

David E. Roberson, Chair
Janice Chaffin
Vincent L. Sadusky

Fees Paid to Independent Registered Public Accounting Firm

All services provided by our independent auditors, PwC, for the fiscal years 2011 and 2010 were pre-approved by our Audit Committee. The Audit Committee concluded that the non-audit services provided by PwC entities were compatible with maintaining auditor independence. Aggregate fees for which we have been or expect to be billed for services rendered for the relevant years are presented below.

Fiscal Years	2011	2010
(in millions)
Audit (1)	$2.4	$2.7
Audit-related (2)	0.4	0.1
Tax (3)	0.9	0.7
Other	—	—
Total	$3.7	$3.5

(1)	Audit fees consist of services normally provided in connection with statutory and regulatory filings or engagements, including services that generally only the independent accountant can reasonably provide.

(2)	Audit-related fees are comprised of assurance and associated services traditionally performed by the independent accountant, specifically: attest services not required by statute or regulation; accounting consultation and audits in connection with mergers, acquisitions and divestitures; employee benefit plan audits; and consultation concerning financial accounting and reporting standards.

(3)	Tax fees include tax preparation and compliance services, as well as tax planning and advisory services of $0.2 million in fiscal 2011 and $0.3 million in fiscal 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves certain specific services in the defined categories of audit services, audit related services, and tax services up to specified amounts, and sets requirements for specific case by case pre-approval of discrete projects which may have a material effect on our operations or services over certain amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes Oxley Act or the rules of the SEC and also considers whether proposed services are compatible with the independence of the public accountants. All services included in the table of aggregate fees paid to our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with its policy.

Recommendation of IGT Board of Directors

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending September 30, 2012.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Proposals for Inclusion in Proxy Statement. Proposals of stockholders intended to be presented at our next annual meeting must be received by us by September 25, 2012 to be considered for inclusion in our proxy statement relating to that meeting. If we change the date of our next annual meeting by more than 30 days from the date of this year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for that next annual meeting, provided that you also meet the additional deadline for stockholder proposals required by our Bylaws and summarized below. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals to be Addressed at Meeting. Stockholders desiring to present a proposal at the next annual meeting but who do not desire to have the proposal included in the proxy materials distributed by us must deliver written notice of such proposal to us no earlier than 90 and no later than 60 days prior to the meeting. However, in the event that we give less than 70 days’ notice or prior public disclosure of the date of our next annual meeting, notice by a stockholder must be received by us no later than the close of business on the 10th day following the day on which the notice was mailed or the public disclosure was made, whichever occurs first. Stockholder proposals that do not meet the notice requirements set forth above and further described in Section 3.2 of our Bylaws will not be acted upon at the 2013 annual meeting.

ANNUAL REPORT

Our annual report to stockholders, containing audited financial statements, accompanies this proxy statement. Stockholders may also obtain a copy of the Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:

International Game Technology
Attn: Investor Relations
6355 South Buffalo Drive
Las Vegas, Nevada 89113

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In accordance with the rules of the SEC, for stockholders who have requested a printed copy of our proxy materials, we are delivering only one Proxy Statement and Annual Report or Notice of Internet Availability of Proxy Materials (the “Notice”) to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of this Proxy Statement, Annual Report or Notice to a stockholder at a shared address to which a single copy of these documents was delivered. If you are a stockholder at a shared address to which we delivered a single copy of this Proxy Statement, Annual Report or Notice and you desire to receive a separate copy of any of these documents, or if you desire to notify us that you wish to receive a separate proxy statement or annual report in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of each of these documents and you desire to receive one copy in the future, you may call Broadridge Financial Solutions at (800) 542-1061, or submit your request by mail to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement. If, however, any matter incident to the conduct of the meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Melendres
Corporate Secretary

Las Vegas, Nevada
January 23, 2012

INTERNATIONAL GAME TECHNOLOGY
C/O SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Participants in the International Game Technology 401(k) Plan must provide voting instructions for the shares in their plan account by 11:59 P.M. Eastern Time on February 29, 2012 to allow sufficient time for the plan trustee to vote the shares on your behalf. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (or by 11:59 P.M. Eastern Time on February 29, 2012 for 401(k) participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M39342-P18073-Z56714	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL GAME TECHNOLOGY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR all of the following nominees:
1. Election of Directors	☐	☐	☐
Nominees:
01)	Paget L. Alves	05)	Robert J. Miller
02)	Janice Chaffin	06)	David E. Roberson
03)	Greg Creed	07)	Vincent L. Sadusky
04)	Patti S. Hart	08)	Philip G. Satre

				For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposals:

2.	To approve, by non-binding vote, executive compensation.			☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as IGT's independent registered public accounting firm for the fiscal year ending September 30, 2012.			☐	☐	☐

NOTE: Such other business will be transacted at the meeting as may properly come before the meeting or any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on March 5, 2012:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. These materials are also available on our Corporate website at http://www.igt.com/investorrelations

M39343-P18073-Z56714

INTERNATIONAL GAME TECHNOLOGY
Annual Meeting of Stockholders
March 5, 2012 7:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated January 23, 2012, and accompanying Proxy Statement, and hereby appoints Patti S. Hart and Robert C. Melendres, and each of them, the proxies and attorneys-in-fact of the undersigned, with full power of substitution in each, for and in the name of the undersigned to attend the Annual Meeting of Stockholders of International Game Technology to be held on March 5, 2012 at 7:30 A.M., P.S.T., in the Veranda A Meeting Room at Red Rock Casino Resort Spa, 11011 West Charleston Boulevard, Las Vegas, Nevada 89135, and any and all adjournments or postponements thereof, and to vote the number of shares of Common Stock which the undersigned would be entitled to vote if then personally present as specified on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE IT WILL BE VOTED "FOR" ALL OF THE SPECIFIED DIRECTOR NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3.

If the undersigned is a participant in the International Game Technology 401(K) Plan, you have the right to direct Fidelity Management Trust Company (the "Trustee"), regarding how to vote the shares of International Game Technology attributable to this account. These voting directions will be tabulated confidentially. Only the Trustee and its affiliates or agents will have access to the individual voting directions. UNLESS OTHERWISE REQUIRED BY LAW, THE SHARES ATTRIBUTABLE TO THIS ACCOUNT WILL BE VOTED AS DIRECTED; IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BEFORE FEBRUARY 25, 2012, THE SHARES ATTRIBUTABLE TO THIS ACCOUNT WILL BE VOTED IN THE SAME PROPORTION AS DIRECTIONS RECEIVED FROM PARTICIPANTS IN THE 401(K) PLAN.

WHETHER OR NOT ANY SPECIFICATION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS/HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Address Changes/Comments:

 (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side